Exhibit 2.2

EXECUTION COPY

PURCHASE AND SALE AGREEMENT
(CHOPS)

By and Between

Valero Energy Corporation
(Valero)

Valero Services, Inc.
 (Seller-GP)

Valero Unit Investments, L.L.C.
(Seller-LP)

and

Genesis Energy, L.P.
(Buyer Parent)

Genesis CHOPS I, LLC
(Buyer-LP)

Genesis CHOPS II, LLC
(Buyer-GP)

Covering the Acquisition, directly or indirectly, of

The following Equity Interests

(Acquired Company Equity Interests)

100% of Valero CHOPS GP, L.L.C.
100% of Valero CHOPS I, LP.
100% of Valero CHOPS II, LP.
(the Acquired Companies)

And

50% of Cameron Highway Oil Pipeline Company
(the Partnership)

October 22, 2010

TABLE OF CONTENTS

1.	DEFINITIONS		2

2.	THE TRANSACTION		9

	(a)	Sale of Acquired Company Equity Interests	9
	(b)	Consideration	9
	(c)	Payment	9
	(d)	Closing	10
	(e)	Deliveries at the Closing	10
	(f)	Post-Closing Adjustment	11

3.	WAIVER OF CERTAIN RIGHTS UNDER PARTNERSHIP AGREEMENT AND ORGANIZATIONAL DOCUMENTS; FURTHER ASSURANCES; INSURANCE		12

4.	REPRESENTATIONS AND WARRANTIES		12

	(a)	Representations and Warranties of the Seller Parties Concerning the Transaction	12
	(b)	Representations and Warranties of the Seller Parties Concerning the Acquired Company Equity Interests, Acquired Companies and Acquired Company Assets	14
	(c)	Representations and Warranties of the Seller Parties Concerning the Partnership	17
	(d)	Representations and Warranties of the Buyer Parties	21

5.	PRE-CLOSING COVENANTS		23

	(a)	General	23
	(b)	Notices, Consents	23
	(c)	HSR Act	23
	(d)	Operation of Acquired Entities in the Partnership	23
	(e)	Access	25
	(f)	Notices and Effect of Supplements to Schedules	26
	(g)	No Shop	26
	(h)	Working Capital.	26
	(i)	Financial Statements	26
	(j)	Intercompany Transactions	27

i

6.	POST-CLOSING COVENANTS		27

	(a)	General	27
	(b)	Litigation Support	27
	(c)	Cease of Use of Valero Name	27

7.	CONDITIONS TO OBLIGATION TO CLOSE		27

	(a)	Conditions to Obligation of the Buyer	27
	(b)	Conditions to Obligation of the Seller	28

8.	OBLIGATIONS, SURVIVAL AND INDEMNIFICATION		29

	(a)	Survival of Representations, Warranties and Covenants	29
	(b)	Indemnification Provisions for Benefit of the Buyer	29
	(c)	Indemnification Provisions for Benefit of the Seller	31
	(d)	Matters Involving Third Parties	31
	(e)	Determination of Amount of Adverse Consequences	32
	(f)	Tax Treatment of Indemnity Payments	33
	(g)	Exclusive Remedy	33
	(h)	Disclaimer of Representations and Warranties	33
	(i)	Indemnification under Organizational Documents	34

9.	TAX MATTERS		34

	(a)	Allocations	34
	(b)	Post-Closing Tax Returns	35
	(c)	Pre-Closing Tax Returns	35
	(d)	Straddle Periods	35
	(e)	Straddle Returns	36
	(f)	Claims for Refund	36
	(g)	Indemnification	36
	(h)	Cooperation on Tax Matters	36
	(i)	Certain Taxes	37
	(j)	Confidentiality	37
	(k)	Audits	38
	(l)	Control of Proceedings	38
	(m)	Powers of Attorney	38
	(n)	Remittance of Refunds	38
	(o)	Closing Tax Certificate	39
	(p)	Settlements	39
	(q)	Section 754 Elections	39

10.	TERMINATION		39

	(a)	Termination of Agreement	39
	(b)	Effect of Termination	41

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11.	MISCELLANEOUS		41

	(a)	Confidentiality	41
	(b)	Public Announcements	41
	(c)	No Third Party Beneficiaries	41
	(d)	Succession and Assignment	41
	(e)	Counterparts	42
	(f)	Headings	42
	(g)	Notices	42
	(h)	Governing Law	43
	(i)	Amendments and Waivers	43
	(j)	Severability	43
	(k)	Transaction Expenses	44
	(l)	Construction	44
	(m)	Exhibits and Schedules	44
	(n)	Joint and Several Obligations.	45
	(o)	Entire Agreement	45

	EXHIBITS

	A.	Acquired Company Conveyed Equity Interests Assignment
	B.	Acquired Company Release
	C.	Closing Tax Certificate
	D.	Daily Operating Report

iii

PURCHASE AND SALE AGREEMENT (CHOPS)

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), dated as of October 22, 2010, is by and among Valero Unit Investments, L.L.C., a Delaware limited liability company (“Seller-LP”), Valero Services, Inc., a Delaware corporation (“Seller-GP” and together with Seller-LP, individually and collectively, the “Seller”), Valero Energy Corporation, a Delaware corporation and indirect parent of the Seller (“Valero” and together with the Seller, the “Seller Parties”), and Genesis CHOPS I, LLC, a Delaware limited liability company (“Buyer-LP”), Genesis CHOPS II, LLC, a Delaware limited liability company (“Buyer-GP” and, together with Buyer-LP, individually and collectively, the “Buyer”), and Genesis Energy, L.P., a Delaware limited partnership and indirect parent of the Buyer (“Buyer’s Parent” and together with Buyer, the “Buyer Parties”).

INTRODUCTION

1.           Cameron Highway Oil Pipeline Company (the “Partnership”) is a Delaware general partnership governed by that certain Amended and Restated Partnership Agreement of Cameron Highway Pipeline Company, dated as of July 10, 2003 (as amended, the “Partnership Agreement”) by and among Cameron Highway Pipeline I, L.P., a Delaware limited partnership (“Enterprise-LP”), Valero CHOPS I, L.P., a Delaware limited partnership (“Acquired Company I”), and Valero CHOPS II, L.P., a Delaware limited partnership (“Acquired Company II” and, together with Acquired Company I, the “Seller CHOPS Partners”).

2.           Enterprise-LP owns 50% of the Partnership, Acquired Company I owns 25% of the Partnership and Acquired Company II owns 25% of the Partnership.

3.           Valero CHOPS GP, L.L.C., a Delaware limited liability company (“Acquired Company III”, and, together with the Seller CHOPS Partners, the “Acquired Companies”), owns a 1% general partnership interest in each Seller CHOPS Partner and is the sole general partner of each Seller CHOPS Partner. Seller-LP owns a 99% limited partnership interest (together, the “Seller-LP Interests”) in each Seller CHOPS Partner and is the sole limited partner of each Seller CHOPS Partner.

4.           Seller-GP owns 100% of the membership interest in Acquired Company III.

5.           Subject to the terms and conditions set forth in this Agreement, (i) Seller-LP will sell to Buyer-LP, and Buyer-LP will purchase and acquire from Seller-LP, the Seller-LP Interests and Buyer-LP will pay to Seller-LP the consideration described in this Agreement and (ii) Seller-GP will sell to Buyer-GP, and Buyer-GP will purchase and acquire from Seller-GP, 100% of the Equity Interest in Acquired Company III (the “Seller-GP Interest”) and Buyer-GP will pay to Seller-GP the consideration described in this Agreement.

6.           As a result of the transactions contemplated herein, Buyer will own and control 50% of the general partnership interest in the Partnership.

In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto agree as follows:

AGREEMENT

1.     Definitions.  For purposes of this Agreement, capitalized terms not otherwise defined herein shall have the following meanings:

“Acquired Companies” has the meaning set forth in the introduction.

“Acquired Company I” has the meaning set forth in the introduction.

“Acquired Company I GP Interest” means the 1% general partnership interest in Acquired Company I entitling Acquired Company III to a specified percentage of allocations of income/loss, distributions, management authority, voting rights and other rights of a general partner upon and subject to the terms set forth in the Amended and Restated Agreement of Limited Partnership of Acquired Company I, as amended.

“Acquired Company II” has the meaning set forth in the introduction.

“Acquired Company II GP Interest” means the 1% general partnership interest in Acquired Company II entitling Acquired Company III to a specified percentage of allocations of income/loss, distributions, management authority, voting rights and other rights of a general partner upon and subject to the terms set forth in the Amended and Restated Agreement of Limited Partnership of Acquired Company II, as amended.

“Acquired Company III” has the meaning set forth in the introduction.

“Acquired Company Assets” means, (i) as to each of Acquired Company I and Acquired Company II, a 25% general partnership interest in the Partnership representing 50% of the Partnership GP Interest, and (ii) as to Acquired Company III, the Acquired Company I GP Interest and Acquired Company II GP Interest.

“Acquired Company Conveyed Equity Interests” means the Seller-LP Interests and the Seller-GP Interests.

“Acquired Company Conveyed Equity Interests Assignment” means the Assignment of Equity Interests substantially in the form of Exhibit A, pursuant to which Seller-LP will convey to Buyer-LP all of the Seller-LP Interests and Seller-GP will convey to Buyer-GP all of the Seller-GP Interest and the Buyer (or its permitted designee) will agree to be admitted as a partner or member, as the case may be, of the Acquired Companies and agree to be bound by the Organizational Documents of the Acquired Companies.

 “Acquired Company Equity Interests” means the Acquired Company Conveyed Equity Interests, the Acquired Company I GP Interest, the Acquired Company II GP Interest and the Partnership GP Interests.

“Acquired Company Indemnitees” has the meaning set forth in Section 8(i).

“Acquired Company Release” means the Release substantially in the form of Exhibit B, pursuant to which each Acquired Company releases the Seller Parties and their managers, officers, employees and partners from any claims arising from the Seller’s ownership and operation of the Acquired Companies.

 “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, but excluding (except to the extent paid to an unrelated third party pursuant to a Third Party Claim) punitive, exemplary, special or consequential damages.

“Adverse Effect” means any change, effect, event or occurrence that adversely affects the financial condition, properties, assets or operations of the Acquired Companies and the Acquired Companies’ proportional interest in the Partnership, taken as a whole, provided that in determining whether an Adverse Effect has occurred, the following shall not be considered: changes, effects, events and occurrences relating to (i) the crude oil pipeline, treating and processing industry generally (including the price of crude oil and the costs associated with the drilling and/or production of crude oil), (ii) any general market, economic, regulatory, financial or political conditions (including interest rate and currency fluctuations), (iii)  changes in Law, (iv) changes in accounting principles, (v) acts of war, insurrection, sabotage or terrorism, other than such acts that are specifically directed toward the Acquired Companies or the Partnership,  or (vi) this Agreement or any actions taken in compliance with this Agreement, the transactions contemplated hereby, or the pendency or announcement thereof; provided, however, that to be excluded under subsection (i) above, such condition may not disproportionately affect, as compared to others in such industry, any of the Acquired Companies or the Partnership, or their respective businesses, assets, properties, results of operation or condition (financial or otherwise).

“Affiliate” means, with respect to a specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such specified Person; provided, however, that the Acquired Companies and the Partnership shall be deemed (i) not to be Affiliates of the Seller and (ii) to be Affiliates of the Buyer after the Closing. For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Equity Interests, by contract or otherwise; provided, further that the Partnership is not an Affiliate of either the Buyer or the Seller.

“Agreement” means this Purchase and Sale Agreement (including any exhibits, schedules, annexes, or other attachments hereto) as amended, restated, supplemented or otherwise modified from time to time.

“Base Purchase Price” means $330,000,000.00.

“Basket” has the meaning set forth in Section 8(b)(ii).

“Buyer” has the meaning set forth in the preface.

“Buyer’s Parent” has the meaning set forth in the preface.

“Buyer Indemnitees” means, collectively, the Buyer and its Affiliates and each of their respective officers (or natural persons performing similar functions), directors (or natural persons performing similar functions), managers (or natural persons performing similar functions), employees, agents and representatives to the extent acting in such capacity.

“Buyer-GP” has the meaning set forth in the preface.

“Buyer-LP” has the meaning set forth in the preface.

“Buyer Parties’’ has the meaning set forth in the preface.

“Claim Threshold” has the meaning set forth in Section 8(b)(ii).

 “Closing” has the meaning set forth in Section 2(d).

“Closing Date” has the meaning set forth in Section 2(d).

“Closing Payment” means the sum of (i) the Base Purchase Price, plus (ii) the estimated Working Capital Adjustment, minus (iii) the aggregate amount of any dividends or other distributions made by the Acquired Companies after the Working Capital Adjustment Date through the Closing in respect of the Acquired Company Conveyed Equity Interests (it being acknowledged that Seller shall be entitled to receive and keep any such dividends or distributions, including any made after the Effective Time).

 “Closing Statement” has the meaning set forth in Section 2(f).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, call rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interest it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Confidentiality Agreement” means the letter agreement, dated February 8, 2010, between Valero and the Buyer relating to information pertaining to the transactions contemplated by this Agreement.

“Earnings Adjustment” means an amount (positive or negative) determined as follows:

(x)           If the Closing occurs on the last day of a calendar month, the Earnings Adjustment shall be zero; and

(y)          If the Closing occurs other than on the last day of a calendar month, the Earnings Adjustment shall be an amount equal to the product of (i) 50% of the Partnership’s net income or loss before interest, depreciation, amortization and depletion expenses, determined in accordance with the Partnership’s regularly prepared internal financial statements, for the calendar month in which the Closing occurs, multiplied by (ii) a fraction, (a) the numerator of which is the aggregate Revenue Volume Processed by the Partnership from the first day of the calendar month in which the Closing occurs through the Effective Time and (b) the denominator of which is the Revenue Volume Processed by the Partnership during the calendar month in which the Closing occurs.

“Effective Time” means 12:01 a.m., San Antonio, Texas time, on the Closing Date.

 “Encumbrance” means any Lien, encumbrance, option, right of first refusal, Commitment, voting right, easement, servitude, transfer restriction or title defect.

“Enterprise-LP” has the meaning set forth in the introduction.

“Environmental Laws” has the meaning set forth in Section 4(c)(vii).

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership, limited liability company, trust or similar interests, and (c) any other direct equity ownership or participation in a Person.

“Estimated Closing Statement” has the meaning set forth in Section 2(c).

“Financial Statements” has the meaning set forth in Section 4(b)(iv).

“FTC” means the Federal Trade Commission.

“Fundamental Representations” has the meaning set forth in Section 8(a).

“GAAP” means accounting principles generally accepted in the United States consistently applied.

“Governmental Authority” means the United States or any agency thereof and any state, county, city or other political subdivision, agency, court or instrumentality.

“Hazardous Substances” has the meaning set forth in Section 4(c)(vii).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“Indemnified Party” has the meaning set forth in Section 8(d).

“Indemnifying Party” has the meaning set forth in Section 8(d).

 “Interim Period” has the meaning set forth in Section 9(a).

“Law” or “Laws” means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

“Legal Right” means, to the extent arising from, or in any way related to the Partnership (including the assets and operations associated with the Partnership), the legal authority and right (without risk of liability, criminal, civil or otherwise), such that the contemplated conduct would not constitute a violation, termination or breach of, or require any payment under, or permit any termination under, any contract or agreement; arrangement; applicable Law; fiduciary, quasi-fiduciary or similar duty; or any other obligation.

“Lien” means any deed of trust, mortgage, pledge, lien, or other security interest.

“Materiality Qualifier” means a qualification to a representation or warranty by use of any qualification or limitation as to materiality, Reportable Adverse Effect or other concept of similar import, or any qualification or limitation as to monetary value.

“Notice and Consent Requirements” means giving any notices to, making any filings with, and obtaining, any authorizations, consents, waivers, releases, approvals (including as required under the HSR Act), licenses or other rights of Governmental Authorities and other Persons either Party is required to obtain in connection with the matters referred to in this Agreement, including matters described in Sections 4(a)(ii), 4(a)(iii), 4(b)(iii), 4(d)(ii), and 4(d)(iii) and the corresponding Schedules, so as to permit the Closing to occur as soon as reasonably practicable, and thereafter with respect to the Seller’s post-Closing Notice and Consent Requirements obligations under Section 5(b).

“Obligations” means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

“Ordinary Course of Business” means the ordinary course of business consistent with the applicable Person’s past custom and practice.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any exhibits, schedules, annexes or other attachments thereto, each as amended, restated, supplemented or otherwise modified from time to time.

“Parties” means, collectively, the Seller Parties and the Buyer Parties.

“Partnership” has the meaning set forth in the introduction.

“Partnership Agreement” has the meaning set forth in the introduction.

“Partnership GP Interests” means, together, the 25% general partner interest in the Partnership that is held by each of Acquired Company I and Acquired Company II and entitles the Seller CHOPS Partners, collectively, to 50% of the allocations of income/loss, distributions, management authority, voting rights and other rights of a general partner of the Partnership upon and subject to the terms set forth in the Partnership Agreement.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates issued by a Governmental Authority.

“Person” means an individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or Governmental Authority (or any department, agency or political subdivision thereof).

“Post-Closing Tax Period” means any Tax period beginning on or after the Effective Time.

“Post-Closing Tax Return” means any Tax Return that is required to be filed for any of the Acquired Companies, the Seller or any of its Affiliates with respect to a Post-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax periods or portions thereof ending before the Effective Time.

“Pre-Closing Tax Return” means any Tax Return that is required to be filed for any Acquired Companies, the Seller or any of its Affiliates with respect to a Pre-Closing Tax Period.

“Prime Rate” means the prime rate reported in The Wall Street Journal (Southwestern Edition) at the time such rate must be determined under the terms of this Agreement.

“Purchase Price” means the sum of (i) the Base Purchase Price, plus (ii) the Working Capital Adjustment, minus (iii) the aggregate amount of any dividends or other distributions made by the Acquired Companies after the Working Capital Adjustment Date through the Closing in respect of the Acquired Company Conveyed Equity Interests (it being acknowledged that Seller shall be entitled to receive and keep any such dividends or distributions, including any made after the Effective Time), plus (iv) the Earnings Adjustment.

“Qualifying Claim” has the meaning set forth in Section 8(b)(ii).

“Records’’ has the meaning set forth in Section 9(h).

“Release” has the meaning set forth in Section 4(c)(vii).

“Reportable Adverse Effect” means an Adverse Effect in excess of $20,000,000.

“Revenue Volume Processed” means the volume throughput recorded for revenue purposes including actual volume diverted by any producers, as set forth in daily operating reports of the Partnership, a form of which is attached hereto for informational purposes as Exhibit D, together with any supplemental reports of the Partnership reflecting actual volume diverted by any producers.

“SEC” has the meaning set forth in Section 5(i).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Seller” has the meaning set forth in the preface.

“Seller CHOPS Partners” has the meaning set forth in the introduction.

“Seller-GP” has the meaning set forth in the preface.

“Seller-LP” has the meaning set forth in the preface.

“Seller-GP Interest” has the meaning set forth in the introduction.

“Seller-LP Interests” has the meaning set forth in the introduction.

“Seller Indemnitees” means, collectively, the Seller and its Affiliates and each of its officers (or Persons performing similar functions), directors (or Persons performing similar functions), managers, employees, agents, and representatives.

“Seller Parties” has the meaning set forth in the preface.

“Seller’s Knowledge” means the actual conscious awareness of each individual listed on Schedule 1(a) with respect to a particular fact or other matter at the time of determination (i.e. at signing or Closing, or both) without investigation or inquiry.

“Straddle Period” means a Tax period or Tax year commencing before and ending after the Effective Time.

“Straddle Return” means a Tax Return for a Straddle Period.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, levy tax or similar tax-based fee or imposition of any kind whatsoever, whether imposed on any Acquired Company or Acquired Company Assets by any Governmental Authority, pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of Law, as a transferee, successor or custodian, or by contract or otherwise, together with any interest, penalty or addition thereto, whether disputed or not.

“Tax Records” means all Tax Returns and Tax-related work papers relating to any Acquired Company or Acquired Company Asset.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8(d).

“Transaction Document” means this Agreement, the Acquired Company Conveyed Equity Interests Assignment, the Acquired Company Release and the certificates delivered pursuant to Sections 2(e)(vi), 2(e)(vii) and 9(o).

“Unrecorded Obligations” means, with respect to a Person, all liabilities incurred and payable by such Person that relate to any deferred payment(s) on account of the provision of goods or services to such Person and that would be required to be recorded in accordance with GAAP in such Person’s financial statements as a liability.

“Valero” has the meaning set forth in the preface.

“Working Capital” means current assets minus current liabilities as determined in accordance with GAAP.

“Working Capital Adjustment” means an amount, positive or negative, equal to (i) the sum of the Working Capital of the Acquired Companies as of the Working Capital Adjustment Date plus 50% of the Working Capital of the Partnership as of the Working Capital Adjustment Date minus (ii) $3,000,000.

“Working Capital Adjustment Date” means the last day of the calendar month immediately preceding the calendar month in which the Closing occurs; provided, however, that if the Closing occurs on the last day of a calendar month, then the Working Capital Adjustment Date shall be the Closing Date.

2.   The Transaction

(a)           Sale of Acquired Company Equity Interests.  Subject to the terms and conditions of this Agreement, (i) Seller-GP agrees to sell to Buyer-GP, and Buyer-GP agrees to purchase from Seller-GP, the Seller-GP Interest; and (ii) Seller-LP agrees to sell to Buyer-LP, and Buyer-LP agrees to purchase from Seller-LP, the Seller-LP Interests, which will result in the Buyer (or its designee) owning (directly or indirectly) 100% of the Equity Interest of each Acquired Company and the Partnership GP Interest.

(b)           Consideration.  In consideration for the assignment of the Acquired Company Conveyed Equity Interests and indirect beneficial ownership of the Partnership GP Interest, the Buyer agrees to pay Seller the Purchase Price, payable as set forth in Section 2(c) below.

(c)           Payment

(i)           At the Closing, Buyer shall deliver to Seller an amount equal to the Closing Payment in cash by wire transfer of immediately available federal funds to an account designated, no later than three (3) days prior to the Closing Date, by Seller.  At least three (3) days prior to the Closing Date, Seller shall deliver to Buyer a good faith statement (the “Estimated Closing Statement”), including reasonable detail of the Seller’s good faith estimate of the Closing Payment and each component thereof.  The Estimated Closing Statement shall contain the work papers used or generated in connection with the preparation of the Estimated Closing Statement and such other documents as the Buyer may reasonably request in connection with its review of the Estimated Closing Statement.

(ii)           Upon the final determination of the Purchase Price pursuant to Section 2(f), the Buyer or the Seller, as the case may be, shall make the payment as provided in Section 2(f).

(iii)          The Closing Payment and any adjustment pursuant to Section 2(f) shall be paid to Seller and allocated as follows: (i) Seller-GP shall receive 1% of the Purchase Price, to be allocated equally between the Seller-GP Interests and (i) Seller-LP shall receive 99% of the Purchase Price, to be allocated equally between the Seller-LP Interests.

(d)           Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Valero or its counsel, commencing at 10:00 a.m., local time, on the later of (i) December 1, 2010 (assuming all conditions to closing are satisfied or waived at such time, other than the conditions that by their nature will be satisfied at the Closing), or (ii) the third business day following the date that all the conditions to Closing set forth in Section 7(a) and 7(b) have been satisfied (other than the conditions that by their nature will be satisfied at Closing) or waived, or at such other location or date as the Parties may mutually determine (the “Closing Date”); provided, however, that, except for purposes of determining the time at which any dividend or distribution is made by the Acquired Companies after the Working Capital Adjustment Date through the Closing in respect of the Acquired Company Conveyed Equity Interests, the Closing shall be deemed effective as of the Effective Time.

(e)           Deliveries at the Closing.  At the Closing:

(i)            the Buyer shall pay to the Seller the Closing Payment, in cash by wire transfer of immediately available federal funds to an account designated by the Seller;

(ii)           the Seller shall deliver to the Buyer the certificate referred to in Section 9(o);

(iii)          each Seller Party will execute and deliver each Transaction Document to which such Seller Party is a party;

(iv)          each Buyer Party will execute and deliver each Transaction Document to which such Buyer Party is a party;

(v)           the Seller shall deliver, or cause to be delivered, to the Buyer evidence of the resignation or removal of any officers, directors, or managers of the Acquired Companies and) its officers, committee members and other representatives of the Partnership, if any, in each case unless the Parties agree before Closing that such Person will be continuing in that capacity after the Closing;

(vi)          the Seller shall deliver to the Buyer an officer’s certificate verifying that the conditions of the Buyer set forth in Section 7(a)(i) have been satisfied;

(vii)         the Buyer shall deliver to the Seller an officer’s certificate verifying that the conditions of the Seller set forth in Section 7(b)(i) have been satisfied;

(viii)        at any time on or before the Closing, the Seller shall deliver to the Buyer such applicable Organizational Documents, resolutions and certificates of good standing of the Seller Parties, the Acquired Companies, and the Partnership, in such form as is reasonably acceptable to the Buyer; and

(ix)           any other documents that the Buyer or the Seller may reasonably request.

(f)            Post-Closing Adjustment

(i)            As soon as practicable, but in any event no later than ninety (90) days following the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a good faith statement, including reasonable detail, of the Working Capital Adjustment, the Earnings Adjustment and the Purchase Price (such statement, as it may be adjusted pursuant to Section 2(f)(ii), the “Closing Statement”).    The Seller shall use its commercially reasonable efforts to provide the Buyer and the Buyer’s representatives with such information as is reasonably required by the Buyer with respect to the preparation of the Closing Statement.

(ii)           Upon receipt of the Closing Statement, the Seller and the Seller’s independent accountants shall be permitted during the succeeding sixty (60)-day period to communicate with the Buyer and to examine the work papers used or generated in connection with the preparation of the Closing Statement and such other documents as the Seller may reasonably request in connection with its review of the Closing Statement, including all monthly and audited financial statements for the Partnership. Within sixty (60) days of receipt of the Closing Statement, the Seller shall deliver to the Buyer a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on the Closing Statement. If the Buyer does not receive, within sixty (60) days of the Seller’s receipt of the Closing Statement, the Seller’s written statement describing in reasonable detail the Seller’s objections (and the Seller is not deemed to have timely objected pursuant to the preceding sentence), the Closing Statement shall become final and binding. If the Seller raises written objections within the sixty (60)-day period (or the Seller is deemed to have timely objected pursuant to the preceding sentence), the Parties shall use their respective commercially reasonable efforts to negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item, other than matters involving the application or interpretation of the Law or other provisions of this Agreement, within thirty (30) days after the Buyer’s receipt of the Seller’s written objections, any such disputed items shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item in accordance with GAAP within thirty (30) days. The resolution of such disputes (as limited in the preceding sentence) shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties and the Closing Statement shall become final and binding upon the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by the Buyer and one-half by the Seller. The Parties agree that any disputed item related to the application or interpretation of the Law or other provisions of this Agreement shall not be resolved by the designated accounting firm.

(iii)          If the Purchase Price as set forth on the Closing Statement, as finally determined, exceeds the Closing Payment, the Buyer shall pay the Seller, without offset or deduction, in cash the amount of such excess. If the Purchase Price as set forth on the Closing Statement, as finally determined, is less than the Closing Payment, the Seller shall pay the Buyer, without offset or deduction, in cash the amount of such deficiency. After giving effect to the foregoing adjustments, any amount to be paid by the Buyer to the Seller, or by the Seller to the Buyer, shall be paid by wire transfer to the account designated by the recipient and with interest as provided in Section 2(f)(iv) at a mutually convenient time and place within five (5) business days after the later of acceptance of the Closing Statement or the resolution of the Seller’s objections thereto pursuant to Section 2(f)(ii).

(iv)          Any payments pursuant to this Section 2(f) shall be made by causing such payments to be credited in immediately available funds to such account or accounts of the Buyer or the Seller, as the case may be, as may be designated by the Buyer or the Seller, as the case may be. The amount of the payment to be made pursuant to this Section 2(f) shall bear interest from and including the Closing Date to, but excluding, the date of payment at a rate per annum equal to the Prime Rate plus two (2) percent (not to exceed the maximum rate permitted by applicable Law). Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty five (365) days and the actual number of days for which due.

(v)           Except as set forth in Section 2(f)(ii), each Party shall bear its own expenses incurred in connection with the preparation and review of the Closing Statement.

3.   Waiver of Certain Rights under Partnership Agreement and Organizational Documents; Further Assurances; Insurance

(a)           The Seller hereby waives compliance with the Organizational Documents of the Acquired Companies to the extent such documents prohibit or in any way restrict or unduly delay the transactions contemplated by this Agreement or the Transaction Documents, including, without limitation, any rights of first refusal or other restrictions on the transfer of a membership or partnership interest in the Acquired Companies.

(b)           The Parties from time to time after the Closing and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as a Party may reasonably request to more effectively transfer and assign to, and vest in, the Buyer the Acquired Company Conveyed Equity Interests.

(c)           Buyer acknowledges and agrees that, following the Closing, any insurance policies maintained by the Seller and its Affiliates and covering the Acquired Companies, its assets, operations and other matters concerning the Acquired Companies shall be terminated or modified to exclude coverage of the Acquired Companies including all or any portion of the assets and/or operations of the Partnership, and, as a result, Buyer shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance, including insurance required by any third-party to be maintained for or by the Partnership.

4.   Representations and Warranties

(a)           Representations and Warranties of the Seller Parties Concerning the Transaction. The Seller Parties, jointly and severally, hereby represent and warrant to the Buyer Parties as follows:

(i)            Organization and Good Standing. Each Seller Party is a limited liability company, limited partnership or corporation, as the case may be, duly organized, validly existing, and in good standing under the Laws of the state of its respective organization. Each Seller Party is duly qualified or authorized to do business and is in good standing under the Laws of each state in which the conduct of its business or the ownership of its assets or properties requires such qualification or authorization, except where the lack of such qualification would not have an adverse effect in any material respect on the ability of any such Seller Party to consummate the transactions contemplated hereby. Each such Seller Party has full power and authority to carry on the businesses in which it is engaged (as such businesses are presently conducted) and to own, lease and use the properties and assets owned, leased and used by it, except where the lack of such power and authority would not have an adverse effect in any material respect on the ability of any such Seller Party to consummate the transactions contemplated hereby.

(ii)           Authorization of Transaction. Each Seller Party has full power and authority (including full entity power and authority) to execute and deliver each Transaction Document to which such Seller Party is a party and to perform its obligations thereunder. The execution and delivery of each of the Transaction Documents to which any Seller Party is a party and the consummation of the transactions contemplated thereby have been duly authorized by all required entity action on the part of each such Seller Party. This Agreement has been, and each of the other Transaction Documents to which any Seller Party is a party will be at or prior to the Closing, duly and validly executed and delivered by such Seller Party, and each Transaction Document to which any Seller Party is a party constitutes the valid and legally binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as contemplated by Section 5(c) and as set forth on Schedule 4(a)(ii), no Seller Party or any Acquired Company need give any notice to, make any filing with, or obtain any waiver, Permit, order, authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Document to which such Seller Party is a party, except for the prior approval of the FTC and except for such notices, filings, authorizations, consents or approvals as would not have an adverse effect in any material respect on the ability of any Seller Party to consummate the transactions contemplated hereby.

(iii)          Noncontravention. Except for prior approval of the FTC, if applicable, or as contemplated by Section 5(c) and for filings specified in Schedule 4.2(a)(ii) or as set forth in Schedule 4(a)(iii), neither the execution and delivery of any Transaction Document to which any Seller Party (other than the Acquired Companies) is a party, the compliance by any such Seller Party (other than the Acquired Companies) with any of the provisions thereof, nor the consummation of any of the transactions contemplated thereby, shall result in any breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (A) any Law to which any such Seller Party is subject or any provision of Organizational Documents of any Seller Party or the Partnership, or (B) any agreement or Permit to which any such Seller Party is a party or by which it is bound or to which any of its assets or properties are subject, or (C) any order of any Governmental Authority applicable to any such Seller Party or by which any of the properties or assets of such Seller Party are bound, except for any such violation, default or right of termination or cancellation as would not have an adverse effect in any material respect on the ability of any Seller Party to consummate the transactions contemplated hereby.

(iv)          Brokers’ Fees. No Seller Party or any Acquired Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or any Acquired Company could become liable or obligated.

(v)           Intercompany Transactions.  Except as set forth on Schedule 4.2(a)(v), there are no intercompany contracts or other arrangements between the Partnership or any Acquired Company, on the one hand, and the Seller Parties and their Affiliates, on the other.

(vi)          Capitalization.

(A)           Seller-GP owns (beneficially and of record) the Seller-GP Interest free and clear of all Encumbrances (other than as specifically set forth in an Acquired Company’s Organizational Documents). Seller-LP owns (beneficially and of record) the Seller-LP Interests free and clear of all Encumbrances (other than as specifically set forth in an Acquired Company’s Organizational Documents).

(B)           The Acquired Company Conveyed Equity Interests (i) have been duly authorized, and are validly issued, fully paid, and nonassessable, (ii) were issued in compliance with applicable Laws and (iii) were not issued in breach or violation of any Commitments. Except to the extent created under the Securities Act, state securities Laws, limited liability company Laws and partnership Laws of the Acquired Companies’ and the Partnership’s state of formation, and as created by the Organizational Documents of the Acquired Companies and the Partnership, (x) the Acquired Company Conveyed Equity Interests are each held as set forth above, free and clear of any Encumbrances and (y) there are no Commitments with respect to any of the Acquired Company Conveyed Equity Interests. Except as provided in the Organizational Documents of any Acquired Company and the Partnership, no Acquired Company is party to any voting trusts, proxies, or other agreements or understandings with respect to the voting, redemption, sale, transfer or other disposition of any Equity Interest of any of the Acquired Companies or the Partnership.

(C)           The Acquired Company Conveyed Equity Interests Assignment will (i) transfer to the Buyer good and indefeasible title to the Acquired Company Conveyed Equity Interests, free and clear of any and all Encumbrances (other than as specifically set forth in an Acquired Company’s Organizational Documents) and (ii) result in the Buyer becoming the beneficial owner of good and indefeasible title to all of the Acquired Company Conveyed Equity Interests, free and clear of any and all Encumbrances (other than as specifically set forth in an Acquired Company’s Organizational Documents).

(b)           Representations and Warranties of the Seller Parties Concerning the Acquired Company Equity Interests, Acquired Companies and Acquired Company Assets. The Seller Parties, jointly and severally, represent and warrant to the Buyer Parties as follows:

(i)            Organization, Qualification, and Company Power. Each Acquired Company is a limited liability company or limited partnership, as the case may be, duly organized, validly existing, and in good standing under the Laws of the State of its respective organization. Each such Acquired Company has full power and authority to carry on the businesses in which it is engaged (as such businesses are presently conducted) and to own, lease and use the properties and assets owned, leased and used by it, except where the lack of such power and authority would not have an adverse effect in any material respect on the ability of any Seller Party to consummate the transactions contemplated hereby. The Seller has provided the Buyer with correct and complete copies (including all amendments, restatements and other modifications) of the Organizational Documents of each Acquired Company as in effect on the date of this Agreement. No Acquired Company is in breach or violation of any provision of its respective or the Partnership’s Organizational Documents. Except as set forth on Schedule 4(b)(i), none of the Acquired Companies need give any notice to, make any filing with, or obtain any waiver, Permit, order, authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Document to which any Acquired Company is a party, except for such notices, filings, authorizations, consents or approvals as would not have an adverse effect in any material respect on the ability of any Seller Party to consummate the transactions contemplated hereby.

(ii)           Capitalization.

(A)            Each of Acquired Company I and Acquired Company II owns (beneficially and of record) a 25% general partnership interest in the Partnership, collectively representing the Partnership GP Interest. Acquired Company III owns (beneficially and of record) the Acquired Company I GP Interest and the Acquired Company II GP Interest.

(B)            The Acquired Company I GP Interest, Acquired Company II GP Interest and the Partnership GP Interest (i) have been duly authorized, and are validly issued, fully paid and nonassessable, (ii) were issued in compliance with applicable Laws and (iii) were not issued in breach of any Commitments. Except to the extent created under the Securities Act, state securities Laws, limited liability company Laws and partnership Laws of the Acquired Companies’ and the Partnership’s state of formation, and as created by the Organizational Documents of the Acquired Companies or the Partnership (as applicable), (x) such Equity Interests are each held as set forth above, free and clear of any Encumbrances and (y) there are no Commitments with respect to such Equity Interests. Except as provided in the Organizational Documents of any Acquired Company or the Partnership (as applicable), no Acquired Company is party to any voting trusts, proxies, or other agreements or understandings with respect to the voting, redemption, sale, transfer or other disposition of any such Equity Interests.

(C)            None of the Acquired Companies own, directly or indirectly (and the Acquired Company Assets do not include), any Equity Interest in any Person other than the Acquired Company Assets.

(iii)           Noncontravention. Except as set forth in Schedule 4(b)(iii), neither the execution and delivery of any Transaction Document, the compliance with any of the provisions thereof, nor the consummation of any of the transactions contemplated thereby, shall result in the imposition of any Encumbrance (except any created by any Transaction Document) on any of the Acquired Company Equity Interests or any of the Acquired Company Assets, result in any breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of: (i) any Law to which any of the Acquired Companies or any of the Acquired Company Assets is subject or any provision of the Organizational Documents of any of the Acquired Companies or the Partnership, or (ii) any agreement or Permit to which any of the Acquired Companies, any of the Acquired Company Equity Interests or any of the Acquired Company Assets is subject, or (iii) any order of any Governmental Authority applicable to any Acquired Company, any of the Acquired Company Conveyed Equity Interests or any of the Acquired Company Assets, in case of (i) – (iii), except as would not result in or could not reasonably be expected to result in a Reportable Adverse Effect.

(iv)          Financial Statements. Seller has provided Buyer with (i) the audited balance sheet and statement of partners’ equity of the Partnership dated as of December 31, 2009, and the related statements of operations and cash flows for the fiscal year then ended and (ii) the unaudited interim balance sheet of the Partnership dated as of August 31, 2010 and the related interim statements of income and cash flow for the eight-month period ended August 31, 2010 ((i) and (ii) collectively, the “Financial Statements”). Each of the Financial Statements referenced above (including in all cases the notes thereto, if any), is consistent with the books and records of the Partnership, fairly presents in all material respects the financial condition of the Partnership as of the respective dates thereof and the operating results of the Partnership for the periods covered thereby and has been prepared in all material respects in accordance with GAAP consistently applied throughout the periods covered thereby, subject in the case of the unaudited financial statements to the absence of footnote disclosures and changes resulting from normal year-end adjustments for recurring accruals. The Financial Statements do not contain any items of special or nonrecurring revenue or any other revenue not earned in the ordinary course of business except as expressly specified therein.

(v)           Acquired Company Assets or Liabilities. Other than cash or cash equivalents, no Acquired Company owns, nor has any Acquired Company ever owned, any assets other than their respective Acquired Company Assets. Each Acquired Company has good and marketable title to all of its Acquired Company Assets, in each case free and clear of all Encumbrances (other than as expressly set forth in the Organizational Documents of the Acquired Companies or the Partnership Agreement). None of the Acquired Companies has any Obligations except with respect to Obligations arising out of the Partnership GP Interests.  Since its formation, no Acquired Company has conducted any operations whatsoever.

(vi)          Partnership Matters. Each of the Seller CHOPS Partners has complied with the Partnership Agreement in all material respects. The Seller CHOPS Partners are not in violation, breach or default under the Partnership Agreement, and to the Seller’s Knowledge, no other party to the Partnership Agreement is in violation, breach or default thereunder.  No event has occurred that with notice or lapse of time or both would constitute or could reasonably be expected to constitute a violation, breach or default under the Partnership Agreement by the Seller CHOPS Partners or, to Seller’s Knowledge, by any other Person who is a party to the Partnership Agreement.  The Seller CHOPS Partners have not received any written notice of any breach or violation of or default under the Partnership Agreement.  The Partnership Agreement constitutes a binding obligation of the Seller CHOPS Partners enforceable against it in accordance with its terms.  There have been no amendments, supplements, restatements or other modifications to the Partnership Agreement except as described on Schedule 4(b)(vi).

(vii)         Tax Matters.  Except as set forth in Schedule 4(b)(vii):

(A)            The Acquired Companies have timely filed all material Tax Returns with respect to the Acquired Companies and the Acquired Company Assets that they were required to file and such Tax Returns are accurate in all material respects.  All Taxes (whether or not shown on any Tax Return) required to have been paid by any of the Acquired Companies or with respect to the Acquired Company Assets have been timely paid;

(B)             The Acquired Companies have duly complied in all material respects with all withholding Tax and Tax deposit requirements;

(C)             None of the Acquired Companies are under investigation, audit or examination by any Governmental Authority, and there are no claims or proceedings now pending or threatened against the Acquired Companies with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax;

(D)            There are no Liens on any of the Acquired Company Assets related with any failure (or alleged failure) to pay any Tax;

(E)             There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to any of the Acquired Companies; and

(F)             None of the Acquired Companies have elected to be taxed or are subject to being taxed as a corporation for federal income tax purposes.

(c)           Representations and Warranties of the Seller Parties Concerning the Partnership. The Seller Parties, jointly and severally, hereby represent and warrant to the Buyer Parties as follows:

(i)           Organization, Qualification, and Company Power.  The Partnership is a general partnership duly organized, validly existing, and in good standing under the Laws of the State of Delaware.  To the Seller’s Knowledge, (x) the Partnership has full partnership power and authority to carry on the businesses in which it is engaged (as such businesses are presently conducted) and to own, lease and use the properties and assets owned, leased and used by it and (y) the Partnership need not give any notice to, make any filing with, or obtain any waiver, Permit, order, authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Document.

(ii)           Noncontravention.  To the Seller’s Knowledge, neither the execution and delivery of any Transaction Document, the compliance with any of the provisions thereof, nor the consummation of any of the transactions contemplated thereby, shall result in any breach or violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination or cancellation under, any provision of (A) any Law to which the Partnership is subject or any provision of its Organizational Documents, or (B) any agreement or Permit to which the Partnership is a party or by which it is bound or to which any of its assets or properties are subject, or (C) any order of any Governmental Authority applicable to the Partnership or by which any of the properties or assets of the Partnership are bound.

(iii)           Changes. To the Seller’s Knowledge, except as set forth in the Financial Statements, from December 31, 2009 to the date of this Agreement:

(A)             the assets of the Partnership have been operated and maintained, and its business has been operated, in the Ordinary Course of Business;

(B)             other than for a fair consideration in the Ordinary Course of Business, there has been no purchase, sale, exchange or lease of any property, plant or equipment of the Partnership, other than those not exceeding net proceeds of $10,000,000 in the aggregate;

(C)             other than as incurred in the Ordinary Course of Business, there has not been any change, event or loss affecting the Partnership involving more than $10,000,000 in the aggregate; and

(D)             there has been no contract, commitment or agreement to do any of the foregoing, except as expressly permitted by this Agreement.

(iv)          Legal Compliance; Permits.  To the Seller’s Knowledge, since December 31, 2009, (1) the Partnership has complied and is in compliance in all material respects with all applicable Laws of all Governmental Authorities; (2) the Partnership has not received any written notice of or has been charged with the violation of any Laws applicable to the Partnership; (3) the Partnership currently has all material Permits that are necessary to operate its business in the Ordinary Course of Business and all such Permits are in full force and effect in all material respects; and (4) the Partnership is not in any material respect in breach, or violation of or default (and no event has occurred which, with notice or the lapse of time or both, would constitute a violation, breach or default in any material respect) under any term, condition or provision of any such Permits.

(v)           Tax Matters. Except as set forth in Schedule 4(c)(v), to the Seller’s Knowledge:

(A)            The Partnership has timely filed all material Tax Returns that it was required to file and such Tax Returns are accurate in all material respects.  All material Taxes (whether or not shown on any Tax Return) required to have been paid by the Partnership have been paid;

(B)             The Partnership has duly complied in all material respects with all withholding Tax and Tax deposit requirements;

(C)             The Partnership is not under investigation, audit or examination by any Governmental Authority, and there are no claims or proceedings now pending or threatened against the Partnership with respect to any material Tax or any matters under discussion with any Governmental Authority relating to any material Tax;

(D)             There are no Liens on any of the assets of the Partnership related with any failure (or alleged failure) to pay any material Tax;

(E)             There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to the Partnership;

(F)             All material assets of the Partnership have been included on the property tax rolls of the Tax jurisdictions in which the property is located and there is no omitted material property in such jurisdictions;

(G)             The Partnership has not elected to be taxed or are subject to being taxed as a corporation for federal income tax purposes; and

(vi)          Litigation.  To the Seller’s Knowledge, Schedule 4(c)(vi) sets forth each instance in which the Partnership is subject to (A) any outstanding injunction, judgment, order, decree, ruling, or charge or (B) any judicial, administrative or arbitral action, suit, or hearing pending before any Governmental Authority or (C) any threatened claim, demand, or notice of violation or liability from any Person or any investigation or similar proceeding by any Governmental Authority.

(vii)         Environmental Matters.

(A)          Except as set forth on Schedule 4(c)(vii), to the Seller’s Knowledge, the Partnership is in compliance in all material respects with any and all applicable Laws relating to the (i) protection of human health and safety, (ii) protection or pollution of the environment (air, surface water, groundwater, substrata surface, land, natural resources), (iii) solid, gaseous or liquid waste generation, storage, handling, treatment, disposal or transportation, or (iv) hazardous or toxic substances or wastes, pollutants or contaminants, each as amended (collectively, “Environmental Laws”).

(B)          To the Seller’s Knowledge, the Partnership (i) has received all Permits, licenses, authorizations, consents or other approvals required of it under applicable Environmental Laws for its properties and to conduct is respective businesses in compliance in all material respects with such Environmental Laws, and (ii) is in compliance in all material respects with all terms and conditions of any such permit, license, authorization, consent or approval and all such permits are currently in full force and effect in all material respects.

(C)          Except as set forth on Schedule 4(c)(vii), to the Seller’s Knowledge, (i) there has been no actual or threatened release, spill, leaking, escaping, dumping, emission, deposit, discharge, disposal, leaching, injection, emptying, pouring, pumping, presence or migration (collectively, “Release”) (except for Releases in accordance with valid environmental Permits) of any “Hazardous Substances” (which term shall mean collectively, any of the following to the extent regulated, or forming the basis of liability, under Environmental Laws: contaminants; pollutants, toxic, radioactive or hazardous waste, chemicals, substances, materials and constituents; gasoline and any other petroleum products or by-products; solid, gaseous, or liquid wastes; polychlorinated biphenyls; medical wastes; infectious wastes; asbestos; and urea formaldehyde) into the air, soil, surface water, ground water or water at, on, under, above or from any of the properties owned or leased by the Partnership, which condition remains uncured or is otherwise subject to review by a Governmental Authority, and which requires investigative or remedial action pursuant to any Environmental Laws and (ii) no soil, air, surface water, ground water or water contamination exists at any of the properties owned or leased by the Partnership.

(D)          To the Seller’s Knowledge, except as set forth on Schedule 4(c)(vii), within the last five (5) years, the Partnership has not received notice of, and is not the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person alleging liability under, violation of  or noncompliance with any Environmental Law.

(E)           To the Seller’s Knowledge, the Seller has delivered to Buyer all audits, tests, reports or other reviews conducted in the last two (2) years regarding any of the properties owned or leased by the Partnership, if any, which relate to environmental impact.

(viii)        Title to the Partnership Assets.  To the Seller’s Knowledge, the Partnership has good, marketable and indefeasible title to all of its material assets, in each case free and clear of all Encumbrances, other than (a) Liens for current Taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business and for which there are adequate accruals and reserves on the balance sheet of the Partnership; (b) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the Ordinary Course of Business for amounts not yet delinquent; (c) pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory obligations, surety bonds, performance bonds and completion bonds or as otherwise incurred in the Ordinary Course of Business consistent with past practice; (d) easements, rights of way, servitudes, covenants, restrictions and other rights on or over any of the Partnership’s properties which do not materially interfere with the current use or operations thereof; (e) any Encumbrances consisting of (1) statutory landlord’s liens under leases entered into in the Ordinary Course of Business and to which the Partnership is a party or other Encumbrances on leased property reserved in leases thereof entered into in the Ordinary Course of Business for rent or for compliance with the terms of such leases, (2) statutory bailee’s liens under bailments and terminaling agreements arising in the Ordinary Course of Business and to which the Partnership is a party, (3) rights reserved to or vested in any Governmental Authority to control or regulate any property of the Partnership, or to limit the use of such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the Partnership, (4) obligations or duties to any Governmental Authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any such Governmental Authority to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (5) zoning or other land use or Environmental Laws and ordinances of any Governmental Authority; and (f) such other Encumbrances which do not, individually or in the aggregate, materially interfere with the current use or ownership of the Partnership’s properties subject thereto or affected thereby.

(ix)          Potential Preferential Purchase Rights.  There are no preferential purchase rights, rights of first refusal, options or other rights held by any Person not a party to this Agreement to purchase or acquire (i) any or all of the Partnership GP Interests (except for those contained in the Partnership Agreement) or, to Seller’s Knowledge, any other Equity Interests in the Partnership (except for those contained in the Partnership Agreement), or (ii) to the Seller’s Knowledge, any of the assets or properties of the Partnership, in whole or in part.

(x)            Regulatory Matters.  To the Seller’s Knowledge, the Partnership is not subject to regulation as (i) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” or a “public utility,” as each such term is defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

(xi)           No Unrecorded Obligations. To the Seller’s Knowledge, except for Unrecorded Obligations:  (i) disclosed, reflected or reserved against on the face of the balance sheet comprising a portion of the Financial Statements or (ii) incurred in the Ordinary Course of Business after the last day included in the Financial Statements, the Partnership does not have any material Unrecorded Obligations.

(d)           Representations and Warranties of the Buyer Parties.  The Buyer Parties, jointly and severally, hereby represent and warrant to the Seller Parties as follows:

(i)            Organization of the Buyer. Each Buyer Party is a limited liability company or limited partnership, as the case may be, duly organized, validly existing, and in good standing under the Laws of the State of its respective organization. Each Buyer Party is duly qualified or authorized to do business and is in good standing under the Laws of each state in which the conduct of its business or the ownership of its assets or properties requires such qualification or authorization, except where the lack of such qualification would not have an adverse effect in any material respect on the ability of any such Buyer Party to consummate the transactions contemplated hereby. Each such Buyer Party has full power and authority to carry on the businesses in which it is engaged (as such businesses are presently conducted) and to own, lease and use the properties and assets owned, leased and used by it, except where the lack of such power and authority would not have an adverse effect in any material respect on the ability of any such Buyer Party to consummate the transactions contemplated hereby.

(ii)           Authorization of Transaction. Each Buyer Party has full power and authority (including full entity power and authority) to execute and deliver each Transaction Document to which such Buyer Party is a party and to perform its obligations thereunder. The execution and delivery of each of the Transaction Documents to which any Buyer Party is a party and the consummation of the transactions contemplated thereby have been duly authorized by all required entity action on the part of each such Buyer Party. This Agreement has been, and each of the other Transaction Documents to which any Buyer Party is a party will be at or prior to the Closing, duly and validly executed and delivered by such Buyer Party, and each Transaction Document to which any Buyer Party is a party constitutes the valid and legally binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as contemplated by Section 5(c) and as set forth on Schedule 4(d)(ii), no Buyer Party need give any notice to, make any filing with, or obtain any waiver, Permit, order, authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Document to which such Buyer Party is a party, except for the prior approval of the FTC and such notices, filings, authorizations, consents or approvals as would not have an adverse effect in any material respect on the ability of any Buyer Party to consummate the transactions contemplated hereby.

(iii)          Noncontravention. Except for prior approval of the FTC, if applicable, or as contemplated by Section 5(c) and for filings specified in Schedule 4(d)(ii) or as set forth in Schedule 4(d)(iii), neither the execution and delivery of any Transaction Document to which any Buyer Party is a party, the compliance by any such Buyer Party with any of the provisions thereof, nor the consummation of any of the transactions contemplated thereby, shall result in any breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (A) any Law to which such Buyer Party is subject or any provision of its Organizational Documents, or (B) any agreement or Permit to which any such Buyer Party is a party or by which it is bound or to which any of its assets or properties are subject, or (C) any order of any Governmental Authority applicable to any such Buyer Party or by which any of the properties or assets of such Buyer Party are bound, except for any such breach or violation of or default under or right of termination or cancellation as would not have an adverse effect in any material respect on the ability of any Buyer Party to consummate the transactions contemplated hereby.

(iv)          Brokers’ Fees. No Buyer Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

(v)           Investment. The Buyer is not acquiring the Acquired Company Equity Interests with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. The Buyer is familiar with investments of the nature of the Acquired Company Equity Interests, understands that this investment involves substantial risks, has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Acquired Company Equity Interests, and is able to bear such risks. The Buyer has had the opportunity to visit with the Seller and its applicable Affiliates and meet with their representative officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Acquired Companies, has received (to the Buyer’s knowledge) all materials, documents and other information in the possession of the Seller and its Affiliates that the Buyer deems necessary or advisable to evaluate the Acquired Companies, and has made its own independent examination, investigation, analysis and evaluation of the Acquired Companies, including its own estimate of the value of the Acquired Companies.

(vi)          Availability of Funds. The Buyer has, or will have as of the Closing Date, sufficient funds with which to pay the Purchase Price and consummate the transactions contemplated by this Agreement. The ability of the Buyer to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to financing.

5.   Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

(a)           General. Each of the Buyer Parties shall use its commercially reasonable efforts to satisfy, or cause to be satisfied, the Seller’s conditions to closing in Section 7(b). Each of the Seller Parties shall use its commercially reasonable efforts to satisfy, or cause to be satisfied, the Buyer’s conditions to closing in Section 7(a).

(b)           Notices, Consents. The Seller shall use commercially reasonable efforts to obtain the satisfaction of all Notice and Consent Requirements (other than with respect to those set forth on Schedules 4(d)(ii) or 4(d)(iii) or required under the HSR Act) on or prior to the Closing Date. The Buyer shall use commercially reasonable efforts to obtain all Notice and Consent Requirements with respect to those set forth on Schedules 4(d)(ii) and 4(d)(iii) (other than with respect to those required under the HSR Act). Each Party agrees to use commercially reasonable efforts to cooperate with and assist the other Party in satisfying the Notice and Consent Requirements for which the other Party is responsible. The Seller’s obligations under the immediately preceding sentence shall survive for ninety (90) days after the Closing. Each Party hereby acknowledges and agrees that the failure to obtain the satisfaction of any Notice and Consent Requirement, except for those under the HSR Act, shall not delay or otherwise prohibit the occurrence of the Closing or the consummation of the transactions contemplated by this Agreement. The Buyer shall pay for all other Adverse Consequences arising from or attributable to the failure to obtain the satisfaction of any other Notice and Consent Requirements.

(c)           HSR Act. The Parties shall prepare, as soon as is practicable, but in any event within ten (10) business days following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act. The Parties shall submit such filings to the appropriate Governmental Authority as soon as practicable after the execution hereof for filings under the HSR Act. The Parties shall request early termination of the waiting period under the HSR Act for the HSR Act filing, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. The Parties shall use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust or trade regulatory laws of any Governmental Authority. The Buyer agrees to take all actions that may be required by the FTC in order to consummate the transactions contemplated hereby as soon as reasonably practicable, except that nothing herein shall require the Buyer to sell, hold separate or otherwise dispose of any business or assets, or agree to do any of the foregoing.  The Buyer shall pay 100% of all filing fees in connection with all filings under the HSR Act.

(d)           Operation of Acquired Entities in the Partnership. From the date of this Agreement to the Closing Date, the Seller shall not, without the consent of the Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), except as expressly contemplated by this Agreement, or as contemplated by Schedule 5(d), cause or permit any of the Acquired Companies or (to the extent any Seller Party or its Affiliate has the Legal Right) the Partnership to take any action other than in the Ordinary Course of Business. Without limiting the generality of the foregoing, without the consent of the Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), except as expressly contemplated by this Agreement, including as contemplated by Schedule 5(d), the Seller shall cause the Acquired Companies and (to the extent any Seller Party or its Affiliate has the Legal Right) the Partnership not to do or agree to do any of the following from the date of this Agreement to the Closing Date:

(i)            issue, sell, pledge, dispose of, transfer, grant, encumber, or authorize the issuance, sale, pledge, disposition, transfer or grant of its Equity Interests or any Commitments with respect to its Equity Interests, or grant any Encumbrance upon its Equity Interests (other than any Encumbrances created by the Organizational Documents of any Acquired Company or the Partnership);

(ii)           cause or allow any Acquired Company Asset or any asset of the Partnership to become subject to a Lien except, with respect to the Partnership, in the Ordinary Course of Business;

(iii)          execute, amend, terminate (other than the expiration thereof in accordance with its terms) or otherwise modify the Organizational Documents of any Acquired Company or the Partnership or, with respect to the Acquired Companies, enter into any contract;

(iv)          with respect to the Partnership, (A) acquire (including by merger, consolidation or acquisition, in whole or in part, of Equity Interests or assets) any corporation, partnership, limited liability company or other Person or any division thereof or any material amount of assets on behalf of the Acquired Companies; (B) with respect to the Partnership, enter into any material joint venture, partnership or similar arrangement; (C) incur any Obligations for borrowed money or any guarantee of indebtedness of any Person or make any loans or advances; or (D) sell, lease or otherwise dispose of any of its property or assets; provided, however, that this provision shall not limit the Partnership’s disposition of immaterial assets or sales of goods or services in the Ordinary Course of Business;

(v)           repurchase, redeem or otherwise acquire any outstanding membership interest, stock, partnership interests or other ownership interests in any of the Acquired Companies;

(vi)          effect any liquidation (complete or partial), dissolution, restructuring recapitalization, reclassification or like change in the capitalization of any of the Acquired Companies;

(vii)         amend in any material respect the Organizational Documents of any Acquired Company or the Partnership;

(viii)        cancel or compromise any material debt or claim of any of the Acquired Companies or the Partnership, or settle or agree to settle any action to which any of the Acquired Companies or the Partnership is a party where the terms of such settlement or agreement adversely impact the Acquired Companies or the Partnership, as the case may be, or the operation of their assets or business after such settlement or agreement;

(ix)          with respect to the Partnership, enter into any commitment for (x) capital expenditures approved in its annual budget, (y) capital expenditures in excess of $10,000,000 for all commitments in the aggregate and (z) reasonable capital expenditures made in connection with any emergency or force majeure events;

(x)           change any tax elections or, except to the extent done in the Ordinary Course of Business, change any accounting principles or practices used by the Acquired Companies or the Partnership except as required by Law or GAAP; or

(xi)          with respect to the Partnership, allow any material Permits to terminate or lapse.

The Buyer acknowledges and agrees that from time to time prior to the Closing, the Partnership may distribute funds to its partners (including the Seller CHOPS Partners) and Seller may cause each Acquired Company to distribute all assets (other than the Acquired Company Assets) to such Acquired Company’s partners or members, as applicable.

(e)           Access. To the extent it has the Legal Right and subject to the Buyer’s agreement to maintain the confidentiality of information provided hereunder, the Seller shall permit, and shall cause its Affiliates to permit, representatives of the Buyer to have full access at all reasonable times and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Seller and its Affiliates and the Acquired Companies and the Partnership, to all personnel, books, records (including Tax Records), contracts, and documents of or pertaining to any of the Acquired Companies or the Partnership. All investigations and due diligence conducted by the Buyer or any of its representatives shall be conducted at the Buyer’s sole cost, risk and expense.  To the extent it has the Legal Right, the Seller shall, and shall cause the Acquired Companies and  the Partnership, and their respective officers, employees, consultants, agents, accountants, attorneys and other representatives, to use commercially reasonable efforts to cooperate with the Buyer and the Buyer’s representatives in connection with such investigation and examination.  To the extent it has the Legal Right and subject to the Buyer’s agreement to maintain the confidentiality of information provided hereunder, the Seller hereby grants to the Buyer and its representatives the right, upon prior written notice to the Seller and at the Buyer’s sole cost and expense, to enter upon the assets of the Partnership for the purpose of making, and hereby grants to the Buyer and its representatives, the right to make, a reasonable examination and inspection thereof, together with any activities incidental thereto.  The Buyer hereby agrees to indemnify and hold Seller, the Acquired Companies and the Partnership harmless from and against any and all actual claims, losses, damages, causes of action, suits and liability (including attorney's fees and court costs) for injury to or death of persons or damage to property directly caused by the presence or activities of the Buyer and its representatives on any such properties or assets.

(f)            Notices and Effect of Supplements to Schedules. Prior to the Closing, each Party will, promptly upon becoming aware of any fact, matter, circumstance or event, which fact, matter, circumstance or event arose either (x) on or prior to the date hereof or (y) after the date hereof but prior to the Closing, in any case, (i) causing or that reasonably could cause either Party to be in breach or violation of any of its representations, warranties, covenants or agreements under this Agreement, give notice to such other Party with respect to such fact, matter, circumstance or event, or (ii) requiring supplementation or amendment of the schedules provided by the Parties attached hereto, supplement or amend such schedules to this Agreement to reflect any fact, matter, circumstance or event, which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such schedules to correct any matter that would constitute a breach of any representation or warranty of Seller in Article 4.  Prior to the Closing, any such supplement or amendment of a party’s schedules shall not be taken into account in determining whether the closing conditions set forth in Article 7 have been satisfied or for the purposes of Article 10, but from and after the Closing (including for purposes of any indemnification claim pursuant to Article 8 relating to or based upon the certificate delivered by Seller pursuant to Section 2(f)(vi)), such schedules shall be deemed to have been amended. Each Party will notify the other Party promptly after the discovery by such Party that any representation or warranty of the other Party contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date.

(g)           No Shop. The Seller shall not, and shall cause (to the extent it has the Legal Right) its Affiliates and its and their directors, officers and similar agents not to, (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any of the Acquired Company Equity Interests or any of the Acquired Company Assets (including any acquisition structured as a merger, consolidation or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will use commercially reasonable efforts to cause its financial advisors and other representatives not to do any of the foregoing.

(h)           Working Capital. The Seller shall cause the Working Capital of the Acquired Companies as of the Working Capital Adjustment Date and the Closing Date to be equal to or greater than $0.

(i)            Financial Statements.  To the extent required by the Securities and Exchange Commission (the “SEC”), the Seller agrees to use commercially reasonable efforts to prepare and/or make available to the Buyer audited financial statements relating to the Acquired Companies and the Partnership and provide unaudited comparative interim financial statements for such entities.  To the extent it has the Legal Right, the Seller will: (A) request that its and the Partnership’s auditors consent to allow the Buyer to use such audited financial statements in the Buyer’s filings with the SEC (and will use its commercially reasonable efforts to obtain such consent), (B) cause its and the Partnership’s auditors to review the interim unaudited financial statements, (C) direct its and the Partnership’s auditors to provide the Buyer’s auditors access to the auditors’ work papers, and (D) use commercially reasonable efforts to provide other financial information reasonably requested by the Buyer.  The Buyer shall pay and/or reimburse the Seller for all reasonable costs incurred in connection with the preparation of financial information referenced in this Section 5(i), if the Closing occurs or if the Closing does not occur for any reason other than the default under this Agreement by the Seller.

(j)            Intercompany Transactions.  The Seller shall terminate the intercompany contracts and other arrangements that are set forth on subsection (ii) of Schedule 4(a)(v) without imposing liabilities or expenses upon the Buyer Parties, and none of the parties to such contracts or other arrangements shall have any further liability or obligation in respect of any such contract or arrangement.

6.   Post-Closing Covenants. The Parties agree as follows:

(a)           General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each Party shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).

(b)           Litigation Support. In the event and for so long as either Party is actively pursuing, contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date relating to the Acquired Companies, the other Party shall cooperate with the pursuing, contesting or defending Party and its counsel in such pursuit, defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with such pursuit, defense or contest, all at the sole cost and expense of the pursuing, contesting or defending Party (unless the pursuing, contesting or defending Party is entitled to indemnification therefor under Section 8).

(c)           Cease of Use of Valero Name. Within 10 days following the Closing, the Buyer Parties shall cause the Acquired Companies to change their respective names to delete any reference to “Valero” and shall take such actions as are necessary to consummate such name change including filing a certificates of amendment to the certificate of formation (or other comparable Organizational Documents) of the Acquired Companies with the Secretary of State of the State of Delaware and amending the qualification in the State of Texas to reflect such name changes.

7.   Conditions to Obligation to Close. All proceedings to be taken and all documents to be exchanged and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously unless otherwise provided in this Agreement, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed, and delivered.

(a)           Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)           (A) the representations and warranties of the Seller Parties contained in Sections 4(a), 4(b) and 4(c) shall be true and correct (without giving effect to any Materiality Qualifiers or any supplements or amendments to the Schedules made pursuant to Section 5(f)) as of the date of this Agreement and at Closing (except for those that refer to a specific date, which must be true and correct (without giving effect to any Materiality Qualifiers or any supplements or amendments to the Schedules made pursuant to Section 5(f)) as of such date), except where all violations, breaches and inaccuracies of such representations and warranties would (or could reasonably be expected to) (x) result in Adverse Consequences (in the aggregate) of less than $5,000,000 and (y) not adversely affect in any material respect the ability of the Seller Parties to consummate the transactions contemplated by this Agreement, and (B) the Seller Parties shall have performed in all material respects all of their covenants and agreements hereunder;

(ii)           there must not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin, restrain, prohibit or invalidate the consummation of any of the transactions contemplated hereby;

(iii)          any required waiting period under the HSR Act shall have expired or early termination shall have been granted with respect to such period;

(iv)          the Seller Parties shall have delivered to the Buyer each Transaction Document to which any Seller Party is a party;

(v)           the Seller shall have delivered, or caused to be delivered, to the Buyer evidence reasonably satisfactory to the Buyer of the resignation or removal of any officers, directors or managers of the Acquired Companies and its officers, committee members and other representatives of the Partnership; and

(vi)          there shall not have occurred and be continuing any Reportable Adverse Effect.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or before the Closing.

(b)           Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)            (A) the representations and warranties of the Buyer Parties contained in Section 4(d) shall be true and correct (without giving effect to any Materiality Qualifiers or any supplements or amendments to the Schedules made pursuant to Section 5(f)) as of the date of this Agreement and at Closing (except for those that refer to a specific date, which must be true and correct (without giving effect to any Materiality Qualifiers or any supplements or amendments to the Schedules made pursuant to Section 5(f)) as of such date), except where all violations, breaches and inaccuracies of such representations and warranties would (or could reasonably be expected to) not adversely affect in any material respect the ability of the Buyer Parties to consummate the transactions contemplated by this Agreement, and (B) the Buyer Parties shall have performed in all material respects all of their covenants and agreements hereunder;

(ii)           there must not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated hereby or any suit or action pending by a Governmental Authority to enjoin , restrain, prohibit or invalidate the consummation of any of the transactions, contemplated by this Agreement;

(iii)          any required waiting period under the HSR Act shall have expired or early termination shall have been granted with respect to such period;

(iv)          the Buyer shall have delivered to the Seller the Closing Payment in cash by wire transfer of immediately available federal funds;

(v)           the Buyer Parties shall have delivered to the Seller each Transaction Document to which any Buyer Party is a party; and

(vi)          the Acquired Companies shall have delivered to the Seller the Acquired Companies Release.

The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or before the Closing.

8.   Obligations, Survival and Indemnification

(a)           Survival of Representations, Warranties and Covenants. All of the representations, warranties, covenants and obligations made or undertaken by the Parties shall survive the Closing; provided, however, the representations and warranties contained in Sections 4(a) and 4(b) (other than the representations and warranties in Sections 4(a)(i), 4(a)(ii), 4(a)(v), 4(a)(vi), 4(b)(i), 4(b)(ii), 4(b)(iii), 4(b)(vii), 4(c)(i) and 4(c)(ii) (collectively, the “Fundamental Representations”)) shall survive Closing until, and any claims for indemnification for breaches thereof shall be made on or before, the first (1st) anniversary thereof; provided, the Fundamental Representations and the covenants and obligations contained in this Agreement shall survive the Closing until, and any claim for a breach thereof shall be made on or before, the expiration of applicable statute of limitations; provided further, any indemnification claim for which a written claim for indemnification has been properly given pursuant to Section 11(g). on or prior to the expiration of the applicable survival period may continue to be asserted and indemnified against until finally resolved.

(b)           Indemnification Provisions for Benefit of the Buyer

(i)            From and after the Closing, the Seller Parties, jointly and severally, agree to RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of any Adverse Consequences that are suffered by the Buyer Indemnitees by reason of the following:

(A)            Representations and Warranties.  Any violation, breach or inaccuracy by any Seller Party of any of its representations or warranties contained in Sections 4(a), 4(b) and 4(c) or of any Transaction Document (after giving effect to any supplement or amendment to Seller’s schedules to this Agreement but without giving effect to any Materiality Qualifiers); and the Buyer makes a written claim for indemnification against the Seller Parties within the applicable survival period specified in Section 8(a);

(B)             Covenants.  Any violation, breach or default by any Seller Party of any of its covenants or obligations in Sections 2 or 6 or any other covenants or obligations of a Seller Party in this Agreement or any Transaction Document; and the Buyer makes a written claim for indemnification against the Seller Parties within the applicable survival period specified in Section 8(a);

(C)              Certain Taxes.  Taxes as provided in Section 9(g); and

(D)             Affiliate Claims.  Claims by the Seller and its Affiliates against any Acquired Company arising from, attributable to or otherwise related to the period prior to the Closing, except for claims arising out of this Agreement or any Transaction Document.

(E)             Claims with respect to Technical Termination.  Claims by any partner in the Partnership, any of its Affiliates, or their respective successors and permitted assigns pursuant to Section 3.13 of the Partnership Agreement relating to this Agreement and the transactions contemplated hereby.

(ii)           Limitations.  Notwithstanding any representation, warranty, covenant or other agreement contained in this Agreement, including the rights of indemnification provided in this Section 8:

(A)          none of the Seller Parties shall have any obligation to release, indemnify and hold harmless any Buyer Indemnitee with respect to any Adverse Consequences resulting from any individual violation, breach or inaccuracy of a representation or warranty (other than the Fundamental Representations) pursuant to Section 8(b)(i)(A) unless the Adverse Consequences suffered by the Buyer Indemnitees by reason of such individual violation, breach or inaccuracy exceeds One Hundred Thousand Dollars ($100,000) (the “Claim Threshold”), at which time the Buyer Indemnitees shall be entitled to receive the entire amount of such Adverse Consequences in respect of such indemnification claim (including the portion not in excess of the Claim Threshold), subject to the remaining provisions of this subsection (ii).  Any indemnification claim pursuant to Section 8(b)(i)(A) as to which the Adverse Consequences suffered by the Buyer Indemnitees by reason of any individual violation, breach or inaccuracy of a representation or warranty (other than the Fundamental Representations) for which any Buyer Indemnitee has a right to be indemnified, held harmless or released exceeds the Claim Threshold is referred to herein as a “Qualifying Claim.”

(B)          none of the Seller Parties shall have any obligation to release, indemnify and hold harmless any Buyer Indemnitee with respect to any Adverse Consequences resulting from any violation, breach or inaccuracy of a representation or warranty (other than the Fundamental Representations) pursuant to Section 8(b)(i)(A) until the amount of Adverse Consequences for which the Buyer Indemnitees are entitled to indemnification pursuant to Section 8(b)(i)(A) in respect of all Qualifying Claims, in the aggregate, exceeds Three Million Three Hundred Thousand Dollars ($3,300,000) (the “Basket”), at which time the Buyer Indemnitees shall be entitled to receive only the excess (i.e. the amount by which such Adverse Consequences suffered by the Buyer Indemnitees in respect of Qualifying Claims exceed the Basket) subject to the remaining provisions hereof.

(C)          none of the Seller Parties shall have any obligation to release, indemnify and hold harmless any Buyer Indemnitee with respect to any Adverse Consequences resulting from the breach of a representation or warranty pursuant to Section 8(b)(i)(A) that are, when aggregated with all other Adverse Consequences resulting from the breach of a representation or warranty for which Buyer seeks indemnification from any Seller Party, in excess of Thirty Three Million Dollars ($33,000,000); and provided, further, that the foregoing limitation shall not apply to Adverse Consequences arising out of any Seller Party’s violation, breach or inaccuracy of the Fundamental Representations, any Seller Party’s or Acquired Company’s fraud or any knowing and deliberate breach or misrepresentation by any of the Seller Parties or the Acquired Companies with respect to any of their representations or warranties in this Agreement or in any Transaction Document.

(D)          none of the Seller Parties shall have any obligation to release, indemnify and hold harmless any Buyer Indemnitee under this Section 8(b) with respect to any Adverse Consequences resulting from any breach of any representation, warranty, covenant or agreement made in this Agreement or any Transaction Document if Buyer had knowledge of such breach at or prior to the Closing; provided, however that this subsection (C) shall not apply if the Closing does not occur.

(c)           Indemnification Provisions for Benefit of the Seller

From and after the Closing, the Buyer agrees to RELEASE, INDEMNIFY AND HOLD HARMLESS the Seller Indemnitees from and against the entirety of any Adverse Consequences that are suffered by the Seller Indemnitees by reason of:

(i)            Representations and Warranties.  Any violation, breach or inaccuracy by Buyer of any of its representations or warranties contained in Section 4(d) or in any Transaction Document (after giving effect to any supplement or amendment to Buyer’s schedules to this Agreement but without giving effect to any Materiality Qualifiers); and the Seller makes a written claim for indemnification against the Buyer within the applicable survival period specified in Section 8(a);

(ii)           Covenants.  Any violation, breach or default by Buyer of any of its covenants or obligations in this Agreement or any Transaction Document; and the Seller makes a written claim for indemnification against the Buyer within the applicable survival period specified in Section 8(a); and

(iii)          Certain Taxes.  Taxes as provided in Section 9(g).

(d)           Matters Involving Third Parties

(i)            If any third party shall notify either Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that is reasonably expected to give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing. Failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such claim is materially prejudiced by the Indemnified Party’s failure to give such notice, including having the effect of tolling or suspending the statute of limitations applicable to such claim.

(ii)           The Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim which provides for or results in any payment by or Obligation of the Indemnified Party of or for any damages or other amount, any Encumbrance on any property of the Indemnified Party, any finding of responsibility or liability on the part of the Indemnified Party or any sanction or injunction of, restriction upon the conduct of any business by, or other equitable relief upon the Indemnified Party without the prior written consent of the Indemnified Party (not to be withheld, delayed or conditioned unreasonably).

(iii)          Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(iv)          In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld, delayed or conditioned unreasonably.

(e)           Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e. reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), but not any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a Prime Rate plus two percent interest or discount rate, as appropriate (not to exceed the maximum rate permitted by applicable Law). Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8(e). An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof. Nothing in this Section 8 is intended to allow an indemnified Person to receive duplicative payments in connection with a Party’s Obligations to release, indemnify and hold harmless. Without in any way limiting the generality of the preceding sentence, although an indemnified Person may seek recovery for an Adverse Consequence under any Section under which such Adverse Consequence may be recoverable, to the extent an Indemnified Party has been paid for an Adverse Consequence under one Section of this Agreement, such Indemnified Party shall not be permitted to seek payment for that Adverse Consequence under another Section of this Agreement, even though that Adverse Consequence is of a type which would be covered by each such Section.

(f)            Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under Section 8, shall be made in cash and treated as purchase price adjustments for Tax purposes.

(g)           Exclusive Remedy. Except with respect to a Party’s right to specific performance for a breach or violation of Sections 9(j) and 11(a), the indemnities provided for in this Section 8 shall be the sole and exclusive remedy of the Indemnified Party against the Indemnifying Party by contract, statute or otherwise, at law or equity, for any claim, cause of action or other matter arising from any breach by the Buyer or the Seller, as applicable, of any of its representations, warranties, covenants or other agreements under this Agreement, any Transaction Document or the transactions contemplated hereby or thereby. Each Party acknowledges that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, each Party hereby waives any right to rescind this Agreement or any of the transactions contemplated hereby. Except with respect to a breach or violation of Sections 9(j) and 11(a), in no event shall any Party be entitled to, and the Parties hereby waive any right with respect to, specific performance as a remedy for a violation or breach of this Agreement.

(h)           Disclaimer of Representations and Warranties. Each of the Buyer Parties acknowledges that (i) it has had and pursuant to this Agreement shall have before Closing access to the Acquired Companies and the Acquired Company Assets and the officers or other representatives of the Seller and (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, such Buyer Party has relied solely on the basis of its own independent investigation, including environmental and other inspections, and upon the express representations, warranties, covenants, and agreements set forth in this Agreement, and the Seller Parties expressly disclaim all liability and responsibility for any representation, warranty, statement or communication made or communicated (orally or in writing) to such Buyer Party or any of its Affiliates, employees, agents, consultants or representatives other than as expressly set forth in this Agreement or any Transaction Document (including, without limitation, any opinion, information, projection or advice that may have been provided to the Buyer by any officer, director, employee, agent, consultant, representative or advisor of the Seller or any of its Affiliates). Toward this end, except as expressly set forth in this Agreement, no Seller Indemnitee shall have liability to any Buyer Party or any other Person resulting from the distribution to any Buyer Party, or any Buyer Party’s use of, any such information relating to any Seller Indemnitee, or prepared by or on behalf of any Seller Indemnitee, and supplied to any Buyer Party before the date of this Agreement, or any information, documents or materials made available to the Buyer Parties in any data rooms, any presentation or in any other form relating to the business of the Acquired Companies in connection with the transactions contemplated hereby. Accordingly, the Buyer Parties acknowledge that, except as expressly set forth in this Agreement, none of the Seller Parties has made, and THE SELLER PARTIES MAKE NO AND DISCLAIM ANY, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL OF THE ACQUIRED COMPANY ASSETS ARE DELIVERED IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS, WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), INCLUDING FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION. THE INCLUSION BY ANY SELLER PARTY OF ANY OF THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THIS AGREEMENT DOES NOT CONSTITUTE AN ADMISSION OR ACKNOWLEDGEMENT, EXPRESSED OR IMPLIED, OF FAULT, RESPONSIBILITY OR LIABILITY OF ANY KIND BY ANY SELLER PARTY UNDER ANY LAW (INCLUDING ANY ENVIRONMENTAL LAW) FOR ACTS, OMISSIONS, OBLIGATIONS OR EVENTS INVOLVING THE PRESENCE, IF ANY, OF ANY POLLUTANTS, CONTAMINANTS, TOXIN OR HAZARDOUS OR EXTREMELY HAZARDOUS SUBSTANCES, MATERIALS, WASTES, CONSTITUENTS, COMPOUNDS OR CHEMICALS THAT ARE REGULATED BY, OR MAY FORM THE BASIS OF LIABILITY UNDER, ANY ENVIRONMENTAL LAWS ON OR ADJACENT TO THE PARTNERSHIP’S ASSETS. The Parties agree that, to the extent required by Law to be effective, the disclosures contained in this Section 8(h) are “conspicuous” for purposes of any such Laws.

(i)           Indemnification under Organizational Documents. Subject to the limitations set forth below, from and after the Closing Date, the Buyer shall cause the Acquired Companies to indemnify and hold harmless, to the fullest extent permitted under applicable law, the individuals who on or prior to the Closing Date were directors, officers, members, managers or employees of the Acquired Companies (collectively, the “Acquired Company Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of an Acquired Company at any time prior to the Closing Date to the extent required or permitted under the Acquired Company’s current Organizational Documents. The Buyer agrees that all rights of the Acquired Company Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective Organizational Documents of the Acquired Companies as now in effect shall remain in effect. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Acquired Company Indemnitees, unless such modification is required by applicable Law. In addition, Buyer shall, and shall cause the Acquired Companies to, pay any expenses of any Acquired Company Indemnitee under this Section 8(i) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

9.   Tax Matters

(a)           Allocations. For purposes of allocating items of income, loss, deduction, and credit of the Acquired Companies between the Seller and the Buyer for the calendar year in which the Closing occurs, the Acquired Companies’ (and the Partnership’s) taxable year in which the Closing occurs shall be treated as two separate taxable years, the first of which shall be the period commencing on January 1 of the calendar year in which the Closing occurs and ending immediately prior to the Effective Time (the “Interim Period”) and the second of which shall be the period commencing at the Effective Time and ending on December 31 of the calendar year in which the Closing occurs. The Seller shall be allocated, in accordance with the Organizational Documents of the Acquired Companies (and the Partnership, as applicable) in effect at the Effective Time, all items of income, loss, deduction, and credit of the Acquired Companies (and the Partnership, as applicable) for the Interim Period and Buyer shall be allocated all remaining items of income, loss, deduction, and credit of the Acquired Companies for such calendar year. More precisely, with respect to the sale of the Acquired Companies Equity Interests, the Seller and the Buyer elect and the Buyer Parties and the Seller Parties agree to cause the Acquired Companies and the Partnership, as the case may be, to elect “the closing of the books” method pursuant to the Regulations of Section 706 of the Code.  In the event the Closing occurs other than at the end of a calendar month, all items of income, loss, deduction, and credit of the Acquired Companies and the Partnership shall be allocated for the calendar month in which the Closing occurs based on aggregate Revenue Volume Processed by the Partnership from the first day of the calendar month in which the Closing occurs through the Effective Time relative to the Revenue Volume Processed by the Partnership during the calendar month in which the Closing occurs, consistent with the methodology used in allocating the Partnership’s earnings before interest, depreciation, amortization and depletion items for purposes of determining the Earnings Adjustment.

(b)           Post-Closing Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns with respect to the Acquired Company Assets or the Acquired Companies. The Buyer shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns.

(c)           Pre-Closing Tax Returns. The Seller shall, if applicable, prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns with respect to the Acquired Companies or the Acquired Company Assets thereof. The Seller shall pay or cause to be paid any Taxes due with respect to those Tax Returns described in Section 9(c).

(d)           Straddle Periods. The Buyer shall be responsible for Taxes of the Acquired Company Assets and the Acquired Companies related to the portion of any Straddle Period occurring on or after the Effective Time. The Seller shall be responsible for Taxes of the Acquired Company Assets and the Acquired Companies relating to the portion of any Straddle Period occurring before the Effective Time. With respect to any such Straddle Period, to the extent permitted by applicable Law, the Seller or the Buyer shall elect to treat the close of the day ending immediately prior to the Effective Time as the last day of the Tax period. If applicable Law shall not permit such date to be the last day of a period, then (i) real or personal property Taxes, if any, with respect to the Acquired Company Assets and the Acquired Companies shall be allocated based on the number of days in the partial period before and after such date, (ii) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss attributable to the Acquired Company Assets and the Acquired Companies for each partial period as determined from their books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities or attributes of the Acquired Company Assets and the Acquired Companies for each partial period as determined from their books and records.

(e)           Straddle Returns. The Buyer shall prepare any such Straddle Returns. The Buyer shall deliver, at least forty-five (45) days prior to the due date for filing such Straddle Return (including any extension) to the Seller a statement setting forth the amount of Tax that the Seller owes, if applicable, including the allocation of taxable income or loss (including a Schedule K-1, if applicable) and Taxes under Section 9(c), and copies of such Straddle Return. The Seller shall have the right to review such Straddle Returns and the allocation of taxable income and liability for Taxes and to suggest to the Buyer any reasonable changes to such Straddle Returns no later than fifteen (15) days prior to the date for the filing of such Straddle Returns. The Seller and the Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income and liability for Taxes and mutually to consent to the filing as promptly as possible of such Straddle Returns. Not later than five (5) days before the due date for the payment of Taxes with respect to such Straddle Returns, if applicable, the Seller shall pay or cause to be paid to the Buyer an amount equal to the Taxes as agreed to by the Buyer and the Seller as being owed by the Seller. If the Buyer and the Seller cannot agree on the amount of Taxes owed by the Seller with respect to a Straddle Return, the Seller shall pay or cause to be paid to the Buyer the amount of Taxes reasonably determined by the Seller to be owed by the Seller. Within ten (10) days after such payment, the Seller and the Buyer shall refer the matter to an independent nationally recognized accounting firm agreed to by the Buyer and the Seller to arbitrate the dispute. The Seller and the Buyer shall equally share the fees and expenses of such accounting firm and its determination as to the amount owing by the Seller with respect to a Straddle Return shall be binding on the Seller and the Buyer. Within five (5) days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed. The Seller shall be entitled to reduce its obligation to pay Taxes with respect to a Straddle Return by the amount of any estimated Taxes paid with respect to such Taxes on or before the Effective Time.

(f)            Claims for Refund. The Buyer shall not, and, to the extent the Buyer has the Legal Right, shall cause the Acquired Companies and any of their Affiliates not to, file any claim for refund of Taxes with respect to the Acquired Company Assets and the Acquired Companies for whole or partial taxable periods on or before the Effective Time.

(g)           Indemnification. The Buyer agrees to indemnify the Seller Parties against all Taxes of or with respect to the Acquired Company Assets and the Acquired Companies for any Post-Closing Tax Period and the portion of any Straddle Period occurring after the Effective Time. The Seller Parties agree to indemnify the Buyer against all Taxes of or with respect to the Acquired Company Assets and the Acquired Companies for any Pre-Closing Tax Period and the portion of any Straddle Period occurring on or before the Effective Time, including, without limitation, Taxes, if any, imposed on any of the Acquired Companies by reason of Treasury Regulation Section 1.1502-6 (a) (or any similar provision of state or local Law) by reason of being a member of an “Affiliated Group,” combined group or any similar group that includes Valero before the Effective Time.

(h)           Cooperation on Tax Matters

(i)            The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 9(h) and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller shall (A) retain all books and records in their possession with respect to Tax matters pertinent to each Acquired Company or the Partnership relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods (the “Records”), and to abide by all record retention agreements entered into with any taxing authority, and (B) give the other Party at least sixty (60) days prior written notice before transferring, destroying or discarding any such books and, if the other Party so requests during such sixty (60) day period, the Buyer or the Seller, as the case may be, shall allow the other Party to make copies of or take possession of such Records. Following the Closing Date, each Party shall afford the other Party and its accountants, and counsel, during normal business hours, upon reasonable request, full access to the Records and to such Party’s employees to the extent that such access may be requested for any legitimate purpose at no cost to the Party accessing the Records (other than for reasonable out-of-pocket expenses); provided that such access shall not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product, or like privilege or cause the breach of any confidentiality agreement; provided, further that in the event of any litigation nothing herein shall limit either Party’s rights of discovery under applicable Law.

(ii)           The Buyer and the Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(iii)          The Buyer and the Seller agree, upon request, to provide the other Parties with all information that such other Parties may be required to report pursuant to Sections 751 and 6050K of the Code and all Treasury Department Regulations promulgated thereunder.

(i)           Certain Taxes. The Seller shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, pay the related Tax, and, if required by applicable Law, the Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, the Buyer shall pay to the Seller, on or before the date such payments are due from the Seller to a Governmental Authority, any transfer, documentary, sales, use, stamp, registration and other Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby.

(j)           Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by Law.

(k)           Audits. The Seller or the Buyer, as applicable, shall provide prompt written notice to the other Parties of any pending or threatened tax audit, assessment or proceeding that it becomes aware of related to the Partnership, the Acquired Company Assets or the Acquired Companies for whole or partial periods for which it is indemnified by the other Party hereunder. Such notice shall contain factual information (to the extent known) describing the asserted tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. If an Indemnified Party has knowledge of an asserted tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the Indemnifying Party prompt notice of such asserted tax liability, then (I) if the Indemnifying Party is precluded by the failure to give prompt notice from contesting the asserted tax liability in any forum, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Taxes arising out of such asserted tax liability, and (II) if the Indemnifying Party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the Indemnifying Party, then any amount which the Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to this Section 9(k) shall be reduced by the amount of such detriment, provided, the Indemnified Party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such Party can establish that the Indemnifying Party was not prejudiced by such failure. This Section 9(k) shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

(l)           Control of Proceedings. The Party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). The Seller and the Buyer shall jointly control, in good faith with each other, audits and disputes relating to Straddle Periods. Reasonable out-of-pocket expenses with respect to such contests shall be borne by the Seller and the Buyer in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling Party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

(m)          Powers of Attorney. To the extent the Buyer has the Legal Right, the Buyer, the Acquired Companies and their respective Affiliates shall provide the Seller and its Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 9(k) (including any refund claims which turn into audits or disputes).

(n)           Remittance of Refunds.  If the Buyer or any Affiliate of the Buyer receives a refund of any Taxes that the Seller is responsible for hereunder (including as a result of its direct or indirect ownership interest in the Acquired Companies and the Partnership), or if the Seller or any Affiliate of the Seller receives a refund of any Taxes that the Buyer is responsible for hereunder, the Party receiving such refund shall, within thirty (30) days after receipt of such refund, remit it to the Party who has responsibility for such Taxes hereunder. For the purpose of this Section 9(n), the term “refund” shall include a reduction in Tax and the use of an overpayment as a credit or other Tax offset, and receipt of a refund shall occur upon the filing of a Tax Return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

(o)           Closing Tax Certificate. At the Closing, the Seller shall deliver to the Buyer a certificate, in the form of Exhibit C.

(p)           Settlements. Notwithstanding anything to the contrary contained in this Agreement, the Seller shall not be entitled to settle or concede, either administratively or after the commencement of litigation, any proceeding related to Taxes in a manner that could increase the amount of Taxes of the Buyer or any of the Acquired Companies for any Post-Closing Tax Periods, unless (i) the Buyer consents to such settlement or concession or (ii) the Seller agrees to indemnify the Buyer for any such increase in the amount of Taxes of the Buyer or any of the Acquired Companies for Post-Closing Tax Periods. Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall not be entitled to, and shall not permit any of the Acquired Companies or the Partnership to, settle or concede, either administratively or after the commencement of litigation, any proceeding related to Taxes in a manner that could increase the amount of Taxes of the Seller (directly or indirectly as a result of its ownership of the Acquired Companies) for any Pre-Closing Tax Periods, unless the Buyer agrees to indemnify the Seller for any such increase in the amount of Taxes of the Seller or any of the Acquired Companies for the Pre-Closing Tax Periods.

(q)           Section 754 Elections.  The Seller shall take or cause to be taken such actions as are requested by the Buyer in order to cause any Acquired Company that is treated as a partnership for federal tax purposes to make a timely election under Section 754 of the Code with respect to the Seller’s sale of interests in any such entity to the Buyer hereunder.

10.   Termination

(a)           Termination of Agreement. The Parties may terminate this Agreement, as provided below:

(i)            the Parties may terminate this Agreement by mutual written consent at any time before the Closing;

(ii)           (A) by the Seller, on one hand, or the Buyer on the other, in writing, without liability to the other Parties on account of such termination (provided the terminating Party is not in any material violation, breach, default or inaccuracy with respect to of any of representations, warranties, covenants and agreements contained in this Agreement), if the Closing shall not have occurred on or before 5:00 p.m. San Antonio, Texas time on December 31, 2010;

(iii)          the Buyer may terminate this Agreement by giving written notice to the Seller at any time before Closing in the event there is any material violation, breach, default or inaccuracy with respect to any representation or warranty set forth in Section 4(a), Section 4(b) or Section 4(c) or any obligation of any Seller Party under this Agreement, the Buyer has notified the Seller of such violation, breach, default or inaccuracy, such violation, breach, default or inaccuracy is not curable, or, if curable, has continued without cure for a period of twenty-five (25) days after the written notice of such violation, breach, default or inaccuracy, the Adverse Consequences thereof (with respect to the representations and warranties, without giving effect to any supplement or amendment to the Schedules or any qualification as to materiality, Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary value) delay or adversely affect the Buyer’s ability to consummate the transaction contemplated hereunder or would constitute or result in a Reportable Adverse Effect, and such violation, breach, default or inaccuracy would result in a failure to satisfy a condition to the Buyer’s obligation to consummate the transactions contemplated hereby; provided, that the right to terminate this Agreement pursuant to this Section 10(a)(iii) shall not be available to the Buyer if, at such time, the Buyer is in violation, breach or default of any representation or warranty set forth in Section 4(d) or any covenant contained in this Agreement and such breach would result in a failure to satisfy a condition to the Seller’s obligation to consummate the transactions contemplated hereby;

(iv)          the Seller may terminate this Agreement by giving written notice to the Buyer at any time before the Closing in the event there is any material violation, breach, default or inaccuracy with respect to any representation or warranty set forth in Section 4(d) or any obligation of any Buyer Party under this Agreement, the Seller has notified the Buyer of such violation, breach, default or inaccuracy, such violation, breach, default or inaccuracy is not curable, or, if curable, has continued without cure for a period of twenty-five (25) days after the written notice of such violation, breach, default or inaccuracy and such violation, breach, default or inaccuracy would result in a failure to satisfy a condition to the Seller’s obligation to consummate the transactions contemplated hereby; provided that the right to terminate this Agreement pursuant to this Section 10(a)(iv) shall not be available to the Seller if, at such time, the Seller is in violation, breach or default of any representation or warranties set forth in Section 4(a) or Section 4(b) or Section 4(c) or any covenant contained in this Agreement and such breach would result in a failure to satisfy a condition to the Buyer’s obligation to consummate the transactions contemplated hereby;

(v)           the Parties may terminate this Agreement if any Governmental Authority shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 10(a)(v) shall have complied with Section 5(b), it being agreed that the Parties shall promptly appeal any adverse determination that is not nonappealable (and pursue such appeal with reasonable diligence);

(vi)          the Parties may terminate this Agreement if there is any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions contemplated hereby or any pending or threatened litigation against, in case of the Buyer, the Partnership, the Acquired Companies, or the Buyer or any of the Buyer’s Affiliates, and, in case of the Seller, the Seller or any of the Seller’s Affiliates, relating to this Agreement or the transactions contemplated hereby potentially involving damages of more than $20,000,000; or

(vii)         by Buyer if there is a Reportable Adverse Effect.

(b)           Effect of Termination. Except for the obligations under Sections 8, 10 and 11, if either Party terminates this Agreement pursuant to Section 10(a), all rights and obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of either such Party then in breach); provided, however, nothing in this Section 8 shall be deemed to release any Party for any violation, breach or default by such Party of the terms and provisions of this Agreement.

11.   Miscellaneous

(a)           Confidentiality. The Parties have previously executed and delivered the Confidentiality Agreement.  The Parties agree that, subject to Section 11(b) below, the Confidentiality Agreement shall be in full force and effect until the Closing Date.  Notwithstanding anything to the contrary set forth in the Confidentiality Agreement, if the Closing occurs, the Buyer shall not be limited by the terms thereof or hereof with respect to information, assets and operations of the Acquired Companies or the Partnership. The Seller shall, and shall cause its Affiliates to, not make disclosure of any confidential or proprietary information relating to any Acquired Company to any Person other than (i) to its owners, directors, officers, employees, consultants or other representatives to whom such disclosure is necessary or convenient for the completion of the transactions contemplated by this Agreement; (ii) as required to convey title to any of the Acquired Company Assets; (iii) as required by Law or any securities exchange or market rule or any listing or trading agreement concerning its publicly traded securities; (iv) as may be requested or required by any Governmental Authority (provided that the Seller first notifies the Buyer and gives the Buyer the opportunity to contest such request or requirement), or (v) except with prior notice of such request for disclosure to, and consent of, the Buyer (which consent may be withheld in the Buyer’s sole discretion).

(b)           Public Announcements. Neither Party shall issue any press release or make any public announcement or otherwise publicly disseminate information relating to the subject matter of this Agreement before or after the Closing without the prior written approval of the other Party (which approval will not be conditioned, withheld or delayed unreasonably); provided that either Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities.

(c)           No Third Party Beneficiaries. Except for the indemnification provisions, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d)           Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. None of the Parties may assign, alienate, delegate or otherwise transfer all or any portion of its rights, interests or obligations under this Agreement without the prior written approval of the other Party (which approval may not be unreasonably withheld, delayed or conditioned); provided, however, without the prior approval of the Seller, the Buyer and its permitted successors and assigns may (x) transfer any or all of its rights or interests under this Agreement to a substantially wholly owned subsidiary of the Buyer Parent for so long as such Person remains an owned subsidiary of the Buyer Parent, including designating one or more such Persons to be the assignee of some or any portion of the Acquired Company Conveyed Equity Interests, (y) make a collateral assignment of its rights hereunder in connection with a bona fide financing transaction, or (z) transfer any or all of its rights or interests under this Agreement pursuant to any foreclosure or settlement of any such collateral assignment and provided further that no transfer shall result in the release of the requesting Party from any of its obligations under this Agreement, and such Party shall remain a primary obligor (as opposed to a surety) thereof.

(e)           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(f)            Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two (2) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:	Valero Energy Corporation
Valero CHOPS I, LP.
Valero CHOPS II, LP.
Valero CHOPS GP, LLC.
c/o Valero Energy Corporation
Attn: Christopher Quinn,
          Vice President-Corporate Development
One Valero Way
San Antonio, Texas 78249
Facsimile:(210) 345-2270

With a copy (which shall not constitute proper notice hereunder)to:

Cox Smith Matthews Incorporated
112 E. Pecan Street, Suite 1800
San Antonio, Texas 78205
Attention: Steven A. Elder
Facsimile: (210) 226-8395

If to the Buyer:	Genesis Energy, L.P.
Attn:  Grant E. Sims
919 Milam
Suite 2100
Houston, TX  77002
Telephone:  (713) 860-2500
Fax:  (713) 860-2647

With a copy (which shall not constitute proper notice hereunder) to:

Akin Gump Strauss Hauer & Feld LLP
Attn:  J. Vincent Kendrick
1111 Louisiana
Suite 4400
Houston, TX  77002
Telephone:  (713) 220-5839
Fax:  (713) 236-0822

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means other than electronic mail (including personal delivery, expedited courier, messenger service, telecopy or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient; provided, if notice is sent by telecopy and such telecopy is received during non business hours of the addressee, then such notice shall be deemed received on the next business day of the addressee. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h)           Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS. VENUE FOR ANY ACTION ARISING UNDER THIS AGREEMENT SHALL LIE EXCLUSIVELY IN ANY STATE OR FEDERAL COURT IN TEXAS.

(i)            Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. All waivers must be in writing.

(j)           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)           Transaction Expenses. Except to the extent otherwise provided for in this Agreement, each of the Buyer, on the one hand, and the Seller, on the other hand, shall bear its and its Affiliates’ own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l)            Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references to “shall” shall mean “will,” and vice versa.  All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used.  References in this Agreement to persons include their respective successors and permitted assigns.

(m)          Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Any fact or item which is disclosed in any part of the Transaction Documents (including any schedule, exhibit or other attachment thereto) will be deemed to have been disclosed for all purposes of this Agreement (if reasonably apparent that such disclosure relates to another portion of the Agreement), notwithstanding the omission of a reference or cross-reference thereto.

(i)            Matters reflected in the Exhibits and Schedules are not necessarily limited to matters required by the Agreement to be reflected therein. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. In no event shall the listing of such matters therein be deemed or interpreted to broaden or otherwise amplify the applicable Party’s representations, warranties, covenants or agreements contained in this Agreement. The fact that any item of information is contained in the Exhibits and Schedules shall not (i) be construed as an admission of liability under any Law, (ii) mean that such information is required by this Agreement to be disclosed in the Exhibits and Schedules, (iii) mean that such information is material or (iv) be used as a basis for interpreting the term “material,” “Adverse Effect” or any similar qualification in this Agreement.

(ii)           If there is any conflict or other inconsistency between this Agreement and the Exhibits and Schedules, the terms of this Agreement shall prevail. For the avoidance of doubt, the Buyer hereby acknowledges and agrees that (A) nothing contained in any of the Exhibits and Schedules shall constitute a representation, warranty or other assurance (x) as to the quality, condition or capability of any of the Partnership, its facilities, components or other assets contained therein or (y) as to the ownership interest of the Seller or any other Person as to any such asset and (B) with respect to such matters, the terms of this Agreement shall govern, meaning that the Buyer is exclusively relying on its own due diligence and independent investigation, as contemplated by Section 4(d)(v) and the representations, warranties and covenants contained in this Agreement. Except as set forth in this Agreement, the Seller hereby disclaims any and all representations, warranties or other assurances with respect to any and all such assets, as contemplated by Sections 8(b)(ii) and 8(h).

(n)           Joint and Several Obligations.  Notwithstanding anything to the contrary in this Agreement, the covenants and obligations of, and the representations and warranties made by or attributable to, any Seller Party pursuant to this Agreement will be deemed to be made by and attributable to each Seller Party, jointly and severally, and the Buyer will have the right to pursue remedies against any one or more Seller Parties without any obligation to give notice to or pursue all Seller Parties or to give notice to or pursue any individual Seller Party before pursuing any other Seller Party.  Notwithstanding anything to the contrary in this Agreement, the covenants and obligations of, and the representations and warranties made by or attributable to, any Buyer Party pursuant to this Agreement will be deemed to be made by and attributable to each Buyer Party, jointly and severally, and the Seller will have the right to pursue remedies against any one or more Buyer Parties without any obligation to give notice to or pursue all Buyer Parties or to give notice to or pursue any individual Buyer Party before pursuing any other Buyer Party.

(o)           Entire Agreement. EXCEPT FOR THE CONFIDENTIALITY AGREEMENT, THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF.

[Signature Pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth in the preamble.

SELLER PARTIES:

VALERO UNIT INVESTMENTS, L.L.C.

By:	/s/ Michael S. Ciskowski
Name:	Michael S. Ciskowski
Title:	Chief Executive Officer and President

VALERO SERVICES, INC.

By:	/s/ S. Eugene Edwards
Name:	S. Eugene Edwards
Title:	Executive Vice President

VALERO ENERGY CORPORATION

By:	/s/ S. Eugene Edwards
Name:	S. Eugene Edwards
Title:	Executive Vice President – Corporate Development and Strategic Planning

CHOPS Purchase and Sale Agreement Signature Page

BUYER PARTIES:

GENESIS CHOPS I, LLC

By:	/s/ Grant E. Sims
Name:	Grant E. Sims
Title:	Chief Executive Officer

GENESIS CHOPS II, LLC

By:	/s/ Grant E. Sims
Name:	Grant E. Sims
Title:	Chief Executive Officer

GENESIS ENERGY, L.P.

By:	/s/ Grant E. Sims
Name:	Grant E. Sims
Title:	Chief Executive Officer

CHOPS Purchase and Sale Agreement Signature Page